UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The Hanover Insurance Group, Inc.

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THE HANOVER INSURANCE GROUP, INC.

Notice of Annual Meeting

and Proxy Statement

Annual Meeting

of Shareholders

to be held

May 13, 2008

Corporate Headquarters

440 Lincoln Street

Worcester, Massachusetts 01653

THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street

Worcester, Massachusetts 01653

April 1, 2008

TO OUR SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. to be held on Tuesday, May 13, 2008, at 9:00 a.m. local time, at the Company’s headquarters in Worcester, Massachusetts.

We have elected to take advantage of new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders via the Internet. We believe that the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

The accompanying Notice and Proxy Statement describe in detail the matters to be acted on at the Annual Meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. Please review the instructions concerning each of your voting options described in the Proxy Statement. Your cooperation will assure that your shares are voted and will also greatly assist us in preparing for the Annual Meeting.

Sincerely,

Frederick H. Eppinger

President and Chief Executive Officer

THE HANOVER INSURANCE GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 13, 2008

To the Shareholders of

The Hanover Insurance Group, Inc.:

The Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. (“THG” or the “Company”) will be held at THG’s headquarters, 440 Lincoln Street, Worcester, Massachusetts 01653 on Tuesday, May 13, 2008, at 9:00 a.m. local time, for the purpose of considering and voting on:

1.	Election of three individuals to the Board of Directors;

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of THG for 2008; and

3.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed March 24, 2008 as the record date for determining the shareholders of THG entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

Worcester, Massachusetts

April 1, 2008

Your vote is important. Whether or not you plan to attend the Meeting, you are requested to vote your shares. Please follow the voting instructions set forth in the Proxy Statement. If you do attend the Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Shareholders to Be Held on May 13, 2008: The Proxy Statement and Annual Report to Shareholders are available at www.envisionreports.com/thg.

2008 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street

Worcester, Massachusetts 01653

PROXY STATEMENT

We have made these proxy materials available to you on or about April 1, 2008 via the Internet or, upon your request, have delivered paper copies of these proxy materials to you by mail, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Hanover Insurance Group, Inc. (“THG” or the “Company”) for use at the Annual Meeting of Shareholders of THG to be held on May 13, 2008 (the “Annual Meeting” or “Meeting”). In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of the proxy materials in the mail unless you request one. Instead, the Notice instructs you how to access and review the proxy materials via the Internet. The Notice also instructs you how to vote your shares via the Internet. If you received a Notice by mail and would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND THE ANNUAL MEETING

What is included in these proxy materials?

These proxy materials include:

•	Our Proxy Statement for the Annual Meeting; and
•

Our Annual Report to Shareholders for the fiscal year ended December 31, 2007 (the “Annual Report”), including financial statements for THG and its subsidiaries and the report of PricewaterhouseCoopers LLP thereon. The Annual Report to Shareholders is neither a part of this Proxy Statement nor incorporated herein by reference.

If you requested a paper copy of these materials by mail, these materials also include the proxy card for submitting your vote prior to the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the following matters:

•	The election of three directors; and
•	The ratification of the appointment of the Company’s independent registered public accounting firm for 2008.

Any other business that properly comes before the Annual Meeting will also be considered. In addition, management will report on the performance of the Company and respond to questions from shareholders.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on March 24, 2008 (the “Record Date”) are entitled to vote at the Meeting.

What are the voting rights of the holders of the Company’s common stock?

Each share of THG’s common stock, par value $0.01 per share (the “Common Stock”), entitles its holder to one vote.

Who is soliciting my vote?

The Board is soliciting your vote at the Annual Meeting. We have retained Georgeson, Inc. of New York, N.Y., to help us solicit proxies personally or by mail, phone or Internet. We anticipate the costs of this service will be $7,500 plus reasonable expenses. Proxies may also be solicited on the Company’s behalf by directors, officers or employees in person or by telephone, mail, electronic transmission and facsimile transmission. The Company will pay the cost of soliciting proxies, including reimbursing banks, brokerage firms and others for the reasonable expenses incurred by them for forwarding proxy material on behalf of the Company to you as a beneficial owner of THG Common Stock.

How does the Board recommend I vote?

Our Board recommends that you vote your shares “FOR” the election of each nominee to the Board, and “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm for the 2008 fiscal year.

How many shares are entitled to vote at the Annual Meeting?

As of the Record Date, 51,568,485 shares of Common Stock were issued, outstanding and entitled to be voted.

How many shares must be present to hold the Annual Meeting?

A quorum (a majority of issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting) must be present either in person or by proxy. Abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Please note that banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, but may vote their clients’ shares on the election of directors and the ratification of the appointment of the Company’s independent registered public accounting firm for the 2008 fiscal year.

What vote is required to approve each item?

The affirmative vote of the majority of the votes properly cast (in person or by proxy) is required to elect director nominees. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who fails to be elected shall promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee (the “NCGC”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the NCGC’s recommendation or the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.” Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required to ratify the appointment of the Company’s independent registered public accounting firm. Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

How do I vote?

You may either vote in person at the Annual Meeting or by proxy without attending the Meeting.

How do I vote by proxy?

If you are a registered shareholder (that is, if you hold THG stock certificates directly in your name), you may vote via the Internet in accordance with the instructions set forth in the Notice. If you have requested a paper copy of the proxy materials by mail, you may vote by mail, via the Internet, or via the toll-free number in accordance with the instructions set forth on the proxy card that accompanies the printed materials. The shares of Common Stock represented by your proxy will be voted as directed by you, the shareholder, or, if the proxy card is signed, dated and returned without instructions, in favor of the election of the director nominees designated herein, and in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as THG’s independent registered public accounting firm for 2008.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held “in street name,” and such brokerage firm or nominee will forward the Notice and/or a printed copy of the proxy materials to you together with voting instructions. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote.

The proxy also confers discretionary authority with respect to any other proposals that may properly be brought before the Annual Meeting. As of the date of this Proxy Statement, management is not aware of any other matters to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the proxies solicited hereby will be voted in accordance with the recommendation of the Board.

Can I change my vote after I submit my proxy?

Yes. Any shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. Any shareholder of record attending the Annual Meeting may vote in person whether or not the shareholder has previously filed a proxy. Shares held beneficially in street name may be voted in person only if you obtain and bring to the meeting a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Presence at the Annual Meeting by a shareholder who has submitted a proxy, however, does not in itself revoke the proxy.

How do participants in the Employees’ 401(k) Retirement Savings Plan or the Agents’ Retirement Plan vote their shares?

If you are a participant in The Hanover Insurance Group Retirement Savings Plan or The Allmerica Financial Agents’ Retirement Plan and you have shares of Common Stock allocated to your account, you may provide voting instructions to the trustees under the Plans via the Internet in accordance with the instructions set forth in the Notice. If you received a paper copy of proxy materials, you may provide voting instructions to the trustees by submitting the proxy card by mail, via the Internet, or via the toll-free number set forth on the proxy card. The trustee will vote the shares allocated to your account in accordance with your instructions or, if your proxy is submitted without instructions, in favor of the election of the director nominees designated herein, and in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as THG’s independent registered public accounting firm for 2008. If you do not submit voting instructions, the trustee will not vote your shares. Your voting instructions will be kept confidential by the trustee.

Who can attend the Annual Meeting?

The Meeting is open to all shareholders of the Company and to invited guests of the Board. Individuals who hold shares in “street name” may be required to provide a brokerage account statement or some other proof of their share ownership, as of the Record Date, March 24, 2008.

How much stock do the Company’s directors and executive officers own?

The following table sets forth information regarding the number of shares of Common Stock beneficially owned as of March 17, 2008 by (i) each director of THG, (ii) the named executive officers in the Summary Compensation Table appearing later in this Proxy Statement (the “NEOs”), and (iii) all directors, NEOs and other executive officers of THG as a group. This information has been furnished by the persons listed in the table.

Name of Beneficial Owner	Shares Beneficially Owned†		Percent of Class
Michael P. Angelini	28,445	(1)	*
Eugene M. Bullis	10,000		*
P. Kevin Condron	1,000	(2)	*
Frederick H. Eppinger	687,952	(3)	1.3%
Neal F. Finnegan	3,264		*
David J. Gallitano	5,012	(4)	*
Gail L. Harrison	8,880	(5)	*
J. Kendall Huber	148,808	(6)	*
Wendell J. Knox	8,801	(7)	*
John J. Leahy	—	(8)	—
Robert J. Murray	14,866		*
Edward J. Parry, III	14,887	(9)	*
Joseph R. Ramrath	6,597	(10)	*
Gregory Tranter	152,415	(11)	*
Marita Zuraitis	176,454	(12)	*

Directors, NEOs and other executive officers as a group (20 persons)	1,419,506	(13)	2.7%

†

As to shares listed in this column of the table, each person has sole voting and investment power, except as indicated in other footnotes to this table. Certain directors and executive officers have deferred, or under certain compensation programs were required to defer, receipt of certain stock grants. Deferred stock is held in a rabbi trust (the “Rabbi Trust”), the trustee of which is Computershare Trust Company, N.A. As of March 17, 2008, the Rabbi Trust held 160,806 shares of Common Stock pursuant to deferrals by directors and executive officers. These shares may be voted by the trustee of the Rabbi Trust, but not the individuals on whose behalf the shares are held in the Rabbi Trust. For information regarding specific deferrals, please refer to the notes below. Deferred shares held in the Rabbi Trust are not included in the amounts set forth in this column. For executive officers, the amounts include shares underlying options which are exercisable within 60 days of March 17, 2008.

*	Less than 1%.
(1)	Excludes 9,299 shares held by the Rabbi Trust, the receipt of which Mr. Angelini has deferred. Includes 4,000 shares held by the Domenic A. Angelini Residuary Trust, under Agreement dated October 25, 2003 (the “Trust”). Mr. Angelini is a co-trustee of the Trust and shares voting and investment power of the shares of Common Stock held by the Trust.
(2)	Excludes 1,951 shares held by the Rabbi Trust, the receipt of which Mr. Condron has deferred.
(3)	Excludes 104,156 shares held by the Rabbi Trust, the receipt of which Mr. Eppinger was required to defer. Includes 664,700 shares underlying options exercisable within 60 days of March 17, 2008.
(4)	Excludes 1,644 shares held by the Rabbi Trust, the receipt of which Mr. Gallitano has deferred.
(5)	Excludes 5,254 shares held by the Rabbi Trust, the receipt of which Ms. Harrison has deferred.
(6)	Mr. Huber shares voting and investment power with his wife with respect to 29,796 shares. Includes 119,012 shares underlying options exercisable within 60 days of March 17, 2008.
(7)	Excludes 2,985 shares held by the Rabbi Trust, the receipt of which Mr. Knox has deferred.
(8)	Mr. Leahy resigned as Executive Vice President and Chief Financial Officer effective September 17, 2007.
(9)	Includes 29 shares held for the benefit of Mr. Parry by the trustees of the Company’s Retirement Savings Plan. Mr. Parry resigned as Executive Vice President and Chief Financial Officer effective August 31, 2007.
(10)	Mr. Ramrath shares voting and investment power with his wife.
(11)	Includes 488 shares held for the benefit of Mr. Tranter by the trustees of the Company’s Retirement Savings Plan and 129,962 shares underlying options exercisable within 60 days of March 17, 2008.
(12)	Excludes 35,517 shares of stock held by the Rabbi Trust, the receipt of which Ms. Zuraitis was required to defer. Includes 162,562 shares underlying options exercisable within 60 days of March 17, 2008.
(13)	Includes 4,815 shares held by the trustees of the Company’s Retirement Savings Plan, and 1,197,432 shares underlying options exercisable within 60 days of March 17, 2008; excludes 160,806 shares held by the Rabbi Trust. See notes 1 through 12 above.

Who are the largest owners of the Company’s stock?

The following table lists the persons who, to the best of the Company’s knowledge, are “beneficial owners” (as defined by SEC regulations) of more than five percent of the issued and outstanding shares of Common Stock as of March 17, 2008.

Name and Address of Principal Shareholder	Shares Beneficially Owned		Percent of Common Stock
Hotchkis and Wiley Capital Management, LLC	5,809,890	(1)	11.3
725 South Figueroa Street, 39th Floor Los Angeles, CA 90017

(1)	Based on a Schedule 13G/A filed on February 14, 2008 by Hotchkis and Wiley Capital Management, LLC, which reported having sole dispositive power over such shares and sole voting power over 4,714,390 shares.

As of March 17, 2008, there were no persons other than Hotchkis and Wiley Capital Management, LLC known to THG to be the beneficial owner of more than five percent of the issued and outstanding shares of Common Stock.

CORPORATE GOVERNANCE

The Board has adopted Corporate Governance Guidelines which can be found on the Company’s website at www.hanover.com under “Corporate Governance–Guidelines.” For a printed copy of the Guidelines, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653.

There are three nominees for election to our Board this year. Each of the nominees has served as a director since the last Annual Meeting. Information regarding the business experience of each nominee is provided below.

Who are the nominees for director?

David J. Gallitano, 60, has been a director of THG since 2006 and is President of Tucker, Inc., a sole proprietor private investment and advisory firm. Mr. Gallitano was Chairman and Chief Executive Officer of APW Ltd., a global contract manufacturing company of technical equipment, from 2003 through 2005, and Chairman and Chief Executive Officer of Columbia National, Inc., a residential and commercial real estate financing company, from 1993 until 2002. Mr. Gallitano was an Executive Vice President at PaineWebber Incorporated, where he headed the company’s Principal Transactions Group, from 1986 through 1993. Mr. Gallitano also served as President and Chief Executive Officer of the General Electric Mortgage Capital Corporation from 1984 through 1986. Mr. Gallitano was a director of Wild Oats Markets, Inc., a publicly-traded supermarket chain, until its sale in 2007. The Board has determined that Mr. Gallitano is an independent director, based on the independence standards adopted by the Board and the requirements of the New York Stock Exchange (“NYSE”).

Mr. Gallitano is a member of the Audit Committee. If re-elected, Mr. Gallitano’s term of office as a director of THG will expire in 2011.

Wendell J. Knox, 60, has been a director of THG since 1999. Mr. Knox is President and Chief Executive Officer of Abt Associates, a policy research and business consulting firm, where he has been employed since 1969. Mr. Knox is also a director of Eastern Bank, a mutually-owned commercial bank. The Board has determined that Mr. Knox is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Mr. Knox is Chairman of the Nominating and Corporate Governance Committee. If re-elected, Mr. Knox’s term of office as a director of THG will expire in 2011.

Robert J. Murray, 66, has been a director of THG since 1996. He was Chairman of the Board of New England Business Service, Inc. (“NEBS”), a business-to-business direct marketing company, from 1995 until 2004 and served on the Board of Directors of NEBS from 1991 until 2004. He was Chief Executive Officer of NEBS from 1995 through 2003. Prior to joining NEBS, Mr. Murray was an executive officer with The Gillette Company, Inc., a consumer products company. Mr. Murray is also a director of Tupperware Brands Corp., a publicly-traded consumer-direct seller of personal and household products, LoJack Corporation, a publicly-traded automobile security system manufacturer, Delhaize Group, a publicly-traded international food retailer based in Belgium, and IDEXX Laboratories, Inc., a publicly-traded developer, manufacturer and distributor of products and services for veterinary, food and water testing markets. The Board has determined that Mr. Murray is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Mr. Murray is Chairman of the Compensation Committee. If re-elected, Mr. Murray’s term of office as a director of THG will expire in 2011.

Who are the directors continuing in office?

Michael P. Angelini, 65, has been a director of THG since its formation in 1995 and Chairman of the Board since 2002, and was a director of First Allmerica Financial Life Insurance Company, an affiliated company (“FAFLIC”), from 1984 to 1996. Mr. Angelini is Chairman of the law firm of Bowditch & Dewey LLP, Worcester, Massachusetts, with which he has been associated since 1968, and in 2007 was appointed by the Governor of Massachusetts to the Board of Directors of the Massachusetts Turnpike Authority. Mr. Angelini is also director of Commerce Bank & Trust Company, a regional bank headquartered in Worcester, Massachusetts, L. Hardy Company, Inc., a manufacturer of industrial cutting devices, and a number of privately-held businesses primarily located in central Massachusetts. The Board has determined that Mr. Angelini is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Mr. Angelini is a member of the Nominating and Corporate Governance Committee. Mr. Angelini’s term of office as a director of THG expires in 2010.

P. Kevin Condron, 62, has been a director of THG since May 2007. Mr. Condron has served as Chairman and Chief Executive Officer of The Granite Group LLC, a plumbing and heating wholesaler, since 1998. From 1972 until it was merged with Capitol Plumbing and Heating Supply in 1997 to create The Granite Group, LLC, Mr. Condron was President and Chief Executive Officer of Central/Goulet Supply. Mr. Condron is a director of TD Banknorth, Inc., a financial services company, and is a Trustee at the College of the Holy Cross. Prior to August, 2006, Mr. Condron served as an independent Trustee of Allmerica Securities Trust, Allmerica Investment Trust and Opus Investment Trust, each of which is an affiliated entity of THG, but is now inactive. The Board has determined that Mr. Condron is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Mr. Condron is a member of the Audit Committee. Mr. Condron’s term of office as a director of THG expires in 2010.

Frederick H. Eppinger, 49, has been a director and the Chief Executive Officer and President of THG since 2003. Prior to joining the Company, Mr. Eppinger was Executive Vice President of Property and Casualty Field and Service Operations for The Hartford Financial Services Group, Inc. From 2000 to 2001, he was Senior Vice President of Strategic Marketing for ChannelPoint, Inc., which specialized in business-to-business technology for insurance and financial service companies. Prior to that, he was a partner in the financial institutions group at McKinsey & Company, an international management consulting firm, which he joined in 1985. Mr. Eppinger began his career as a certified public accountant with the accounting firm then known as Coopers & Lybrand. Mr. Eppinger is a director of Centene Corporation, a publicly-traded multi-line healthcare company. Mr. Eppinger is an employee of THG and, therefore, is not an independent director.

Mr. Eppinger’s term of office as a director of THG expires in 2009.

Neal F. Finnegan, 70, has been a director of THG since 2006. Mr. Finnegan served as President and Chief Executive Officer of Lumber Insurance Company, a specialty insurer to the lumber industry, from 2000 to 2001. From 2000 to 2005, Mr. Finnegan was Chairman of Citizens Bank of Massachusetts. Prior to that, Mr. Finnegan was President and Chief Executive Officer of UST Corporation from 1993 to 2000. Previously, Mr. Finnegan served in the financial services sector as an executive with Bankers Trust Company of New York, Bowery Savings Bank, Worcester Bancorp, and Shawmut Bank, NA. Mr. Finnegan is currently a member of the Board of Directors at SolutionInc., an IP management software provider traded on the Toronto Stock Exchange, and several other privately-held companies and charitable organizations. In addition, Mr. Finnegan is currently the Chairman of the Northeastern University Board of Trustees. The Board has determined that Mr. Finnegan is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Mr. Finnegan is a member of the Compensation Committee. Mr. Finnegan’s term of office as a director of THG expires in 2010.

Gail L. Harrison, 60, has been a director of THG since 1995 and was a director of FAFLIC from 1986 to 1996. From 2000 to 2007, Ms. Harrison was Executive Vice President and a principal at Powell Tate, a public affairs and communications firm and division of Weber Shandwick Worldwide. From 1981 until joining Powell Tate, she was affiliated with The Wexler Group, a government relations consulting firm, where she was a Founding Principal. The Board has determined that Ms. Harrison is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Ms. Harrison is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Ms. Harrison’s term of office as a director of THG expires in 2009.

Joseph R. Ramrath, 51, has been a director of THG since 2004. Mr. Ramrath has been Managing Director of Colchester Partners LLC, an investment banking and strategic advisory firm, since 2002. Mr. Ramrath was Executive Vice President and Chief Legal Officer of the United Asset Management division of Old Mutual plc, an international financial services firm headquartered in London, England, from 2000 to 2002. Prior to that, he was Senior Vice President, General Counsel and Secretary of United Asset Management Corporation from 1996 until its acquisition by Old Mutual in 2000. The Board has determined that Mr. Ramrath is an independent director, based on the independence standards adopted by the Board and the requirements of the NYSE.

Mr. Ramrath is Chairman of the Audit Committee. His term of office as a director of THG expires in 2009.

How does the Board determine which directors are considered independent?

Under NYSE rules, a member of our Board only qualifies as “independent” if our Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company’s Corporate Governance Guidelines include standards to assist the Board in determining whether a director has a material relationship with the Company. The standards conform to the standards established by the NYSE. The portion of our Corporate Governance Guidelines addressing director independence is attached to this Proxy Statement as Annex 1.

Our Board has determined that every director is independent under these standards with the exception of Mr. Eppinger, who is a senior executive of the Company.

There are no family relationships among any of the directors or executive officers of THG and its subsidiaries.

What is the Company’s procedure for approving related-person transactions?

The Board has established a written procedure for the review, approval and/or ratification of “transactions with related persons” (as such term is defined by the SEC, provided that the dollar threshold in our policy was reduced from the $120,000 threshold established by the SEC, to $100,000) (the “Related Person Transaction Policy”). Pursuant to such policy, all related person transactions will be reviewed, approved and/or ratified by the Audit Committee, except that, in the event management determines that it is impractical or undesirable to wait until an Audit Committee meeting to consummate the transaction, the Chair of the Audit Committee (or the Independent Presiding Director, in the event the Chair or any of his or her immediate family members is the “related person”) shall have the authority to review and approve the transaction. The Chair of the Committee, or Independent Presiding Director, as applicable, shall report to the Audit Committee at its next meeting any approval under this policy pursuant to this delegated authority. No member of the Audit Committee shall participate in any review, approval or ratification of a transaction with a related person with respect to which such member or any of his or her immediate family members is the related person. In preparing the Company’s SEC filings and in determining whether a transaction is subject to this policy, the Company’s General Counsel is entitled to make the determinations of whether a particular relationship constitutes a material interest by a related person.

In evaluating a transaction with a related person, the Audit Committee (or its Chair), shall consider all relevant facts and circumstances available to it and shall approve or ratify only those transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders, as it determines in good faith. To the extent feasible, a transaction with a related person that is identified as such in advance shall be submitted to the Audit Committee or Chair for review in advance of the transaction’s consummation. In the event the Company becomes aware of a transaction with a related person that has not been previously approved or ratified under this policy, the matter shall be submitted promptly to the Audit Committee or Chair for consideration. In such event, the Audit Committee or the Chair shall evaluate all options, including but not limited to ratification, amendment or termination of such transaction. The Audit Committee or the Chair also shall evaluate the facts and circumstances pertaining to the failure of such transaction to have been presented to the Audit Committee or Chair in advance and take such corrective action as it deems appropriate under the circumstances.

The Related Person Transaction Policy can be found on the Company’s website at www.hanover.com under “Corporate Governance–Company Policies.” For a printed copy of the policy, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653.

Who is the director chosen to preside at executive sessions of the Board?

In accordance with the Company’s Corporate Governance Guidelines, each year the Board elects from among its independent members either a non-executive Chairman of the Board or a lead director to serve as the Independent Presiding Director. The duties of the Independent Presiding Director are determined by the Board, and include presiding over executive sessions of non-management directors (including the Committee of Independent Directors). Mr. Angelini, the Chairman of the Board, is the Independent Presiding Director. The Board generally convenes in executive session in connection with regularly scheduled Board meetings and at other times as deemed appropriate.

How often did the Board meet during 2007?

During 2007, there were eight meetings of the full Board of Directors. All of the incumbent directors attended at least 75% of the Board and committee meetings held while they were members during 2007.

What committees has the Board established?

The standing committees of the Board consist of the Audit Committee, the Compensation Committee, the NCGC, and the Committee of Independent Directors (the “CID”). Each committee is composed solely of directors determined by the Board to be independent in accordance with THG’s Corporate Governance Guidelines and the NYSE listing standards. The current responsibilities of each of the committees are set forth in their charters, which are available on the Company’s website, www.hanover.com, under “Corporate Governance-Committee Charters.” For a printed copy of any of the committee charters, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. The CID, consisting of all the independent members of the Board, discharges such responsibilities as are referred to it from time to time by the Board or one of its committees. In particular, the committee is responsible for reviewing and approving the recommendations of the Compensation Committee and the NCGC, as appropriate, with respect to establishing performance criteria (goals and objectives) of our CEO, evaluating the CEO’s performance and approving CEO compensation. The CID met four times in 2007.

Audit Committee

The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and experience and satisfy the independence requirements of the Sarbanes-Oxley Act of 2002. The Board has determined that Mr. Ramrath is an Audit Committee financial expert, as defined by SEC regulations. The Audit Committee is, among other things, responsible for the retention, oversight and, when deemed appropriate, termination of the Company’s independent registered public accounting firm. The Audit Committee reviews the arrangements for and the results of the auditor’s examination of the Company’s books and records, auditors’ compensation, internal accounting control procedures, and activities and recommendations of the Company’s internal auditors. It also reviews the Company’s accounting policies, control systems and compliance activities. The Audit Committee annually reviews and reassesses the adequacy of its charter. The committee held 12 meetings during 2007. The current members of the Audit Committee are listed in the table below. The report of the Audit Committee is included in this Proxy Statement on page 19.

Audit Committee
Joseph R. Ramrath (Chair)	P. Kevin Condron	David J. Gallitano

Compensation Committee

The Compensation Committee has oversight responsibility with respect to compensation matters involving directors and executive officers of THG; produces an annual Compensation Committee Report for inclusion in the Company’s proxy statement; provides general oversight of the Company’s compensation structure, including compensation plans and benefits programs; and retains and approves the terms of the engagement of any outside compensation consultants retained by the committee, among other responsibilities set forth in the committee’s charter. The committee met nine times in 2007. The current members of the Compensation Committee are listed in the table below. The Compensation Committee Report is included in this Proxy Statement on page 34.

Compensation Committee
Robert J. Murray (Chair)	Neal F. Finnegan	Gail L. Harrison

Use of Outside Compensation Consultants by the Compensation Committee

In executing its compensation responsibilities, the Compensation Committee engages external consultants to provide relevant market pay data and to assist it in making compensation decisions. Frederick W. Cook & Co., Inc. (“F.W. Cook”) has been engaged to provide such services to the Compensation Committee related to CEO compensation and to review compensation recommendations with respect to our directors and other NEOs. Towers Perrin was engaged to provide consulting services to both the Compensation Committee and management as it related to 2007 compensation for directors and executives other than the CEO. In May 2007, the Compensation Committee elected to engage Hewitt Associates, LLC (“Hewitt”) to replace Towers Perrin and to provide consulting services to both the Committee and management for future compensation periods. Each of the consulting firms was selected by, and report to, the Committee. The Committee reviews all compensation payable to compensation consultants with respect to services provided to the Committee. Additionally, management reports to the Committee, at least annually, regarding any other compensation paid to compensation consultants. The engagement of compensation consultants is reviewed annually.

During 2007, our compensation consultants:

•	provided relevant market and comparative data and information;
•	provided advice regarding compensation trends and issues;

•	provided input to the Committee and management regarding the selection of peer companies against which to benchmark compensation levels and practices;
•	assisted in the design of our director and executive compensation programs; and
•	participated in the review of compensation decisions relating to our executive officers.

Nominating and Corporate Governance Committee

The NCGC advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The committee recommended this year’s candidates for election and recommends Board member committee assignments to the full Board. The committee met five times in 2007. The current members of the NCGC are listed in the table below.

Nominating and Corporate Governance Committee
Wendell J. Knox (Chair)	Michael P. Angelini	Gail L. Harrison

What is the process for consideration of director nominees?

The NCGC may identify candidates for nomination to the Board through several resources, including recommendations of non-management directors, shareholders, the Chief Executive Officer, other executive officers, an outside search firm or other resources. Committee members may, as appropriate under the circumstances, review the backgrounds of candidates in light of the current needs of the Board, interview qualified candidates, conduct inquiries with references and review available information pertaining to the candidate’s qualifications.

Director Qualifications

The NCGC believes that members of the Board and nominees for election to the Board should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. To maintain a majority of independent directors on the Board, as required by the Corporate Governance Guidelines established by the Board, the committee has a strong preference that nominees meet the independence standards established by the Board. Board members and nominees should demonstrate initiative, be participatory and contribute a perspective based on practical experience and mature judgment. The Board seeks members who represent a broad array of experiences and expertise in the context of the evolving needs of the Board. When evaluating a candidate for Board membership, the NCGC and the Board will consider these factors, as well as diversity, age and availability to serve. In addition, without the approval of the NCGC, nominees who are Chief Executive Officers (or others with similar responsibilities) should serve on no more than two other public company boards, and other nominees should serve on no more than three other public company boards. The NCGC previously approved an exception to this guideline with respect to Mr. Murray, who is no longer a Chief Executive Officer or in a position with similar responsibilities.

Shareholder Nominees

The NCGC will consider qualified director candidates recommended in writing by shareholders. Shareholders who wish to suggest qualified candidates for consideration by the committee may do so by writing to the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, Massachusetts 01653, giving the candidate’s name, biographical data, qualifications and confirmation that the candidate has agreed to serve if nominated and elected. All such submissions will be forwarded to the committee chairman. To allow the committee sufficient time to consider a candidate in advance of an annual meeting, shareholders should submit recommendations to the Company’s Corporate Secretary by no later than December 31 of the year prior to the annual meeting. Shareholder-proposed candidates who meet the committee’s minimum qualification standards, discussed in the preceding paragraph, will be evaluated in the same manner as other candidates considered by the committee for Board nomination.

Pursuant to the Company’s by-laws, shareholders seeking to nominate a candidate for election to the Board without the approval of the NCGC must deliver written notice of such nomination to the Company’s Corporate Secretary not less than 60 days nor more than 90 days prior to the Annual Meeting. The notice must set forth the name, address and number of shares of THG stock held by the shareholder submitting the nomination, as well as information concerning the nominee that is required to be disclosed pursuant to the Securities Exchange Act of 1934, as amended, in a proxy statement soliciting proxies for the election of such nominee as a director, including a signed consent of the nominee to be named in a proxy statement and to serve as a director, if elected. In addition, the notice must be accompanied by a petition signed by at least 100 record holders of THG Common Stock representing in the aggregate at least one percent of the outstanding shares entitled to vote on the election of directors.

How can shareholders and other interested parties communicate with the Board?

Shareholders and other interested parties can communicate with the Board, including the non-management directors and the Independent Presiding Director, either by writing to The Hanover Insurance Group, Inc., Board of Directors, Attn: Corporate Secretary, 440 Lincoln Street, Worcester, Massachusetts, 01653, or by calling 1-866-656-4232. An independent third-party service answers all calls to this toll-free telephone number, and passes the caller’s information on to our General Counsel, our Director of Internal Audit and the Chairman of the Audit Committee, who in turn transmit the information to the appropriate member of the Board. Communications may be anonymous or confidential. Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chairman of the Audit Committee. Other concerns will be referred to the Chairman of the Board. All shareholder-related complaints and concerns will be received, processed and acknowledged by THG’s Board. Further information regarding communications with the Board may be found at the Company’s website, www.hanover.com, under “Corporate Governance–Contact The Hanover Board.”

Are directors expected to attend the Annual Meeting?

All directors are expected to attend the Annual Meeting. All directors were present at last year’s annual meeting.

How are the directors compensated?

The Compensation Committee (the “Committee”) is responsible for reviewing and advising the Board with respect to the Company’s director compensation practices and policies. In executing such compensation responsibilities, the Committee engages an external consultant to provide relevant market data and to assist in developing compensation recommendations. For the 2007-2008 annual director compensation cycle (which began immediately following the 2007 Annual Meeting of Shareholders and ends immediately prior to the 2008 Annual Meeting of Shareholders), the Committee engaged Towers Perrin to provide such information and assistance. In May 2007, however, the Committee engaged Hewitt to provide such advice and assistance for future compensation periods. The Committee also confers with another consulting firm, F.W. Cook, with respect to such matters. The Committee generally receives recommendations from such consultants prior to the Annual Meeting of Shareholders. Based upon the information received from its consultants and discussions with senior management, the Committee presents its recommendation to the full Board. The Board, at its May meeting, reviews such recommendation and makes its compensation decision for the succeeding year (which begins immediately following the Annual Meeting of Shareholders and runs until the next Annual Meeting of Shareholders). In setting director compensation, the Board considers the amount of time that directors expend in fulfilling their duties to the Company as well as the skill level the Company requires of its Board.

For the period from the 2007 Annual Meeting of Shareholders to this year’s Annual Meeting, non-employee directors received an annual retainer consisting of 1,027 shares of Common Stock issued pursuant to the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”) and a cash payment of $30,000. The Committee intended the value of the shares granted to each non-employee director (established as of the close of business on May 15, 2007) and the cash payment to equate to an annual retainer of $80,000. Directors who are employees of the Company receive no additional compensation for their services as members of the Board.

In addition to the annual retainer, Mr. Angelini received a retainer of $60,000 as Chairman of the Board; the Chairperson of the Audit Committee received a $15,000 annual retainer; the Chairperson of the Compensation Committee received a $10,000 annual retainer; and the Chairperson of the NCGC received a $7,500 annual retainer. Non-employee directors of THG also received a fee of $2,200 for each meeting of the Board that they attended and a fee of $1,500 for each meeting of their committee that they attended. Meetings of the independent directors designated as meetings of the CID are compensated as a meeting of the Board. Meetings of the CID that are held in conjunction with Board meetings are not separately compensated.

Directors who are unable to attend, in person, meetings of the Board or any committee of which they are members that are held in person, but who fully participate by telephone, or directors who participate in substantive meetings conducted by telephone (rather than in person), are paid a fee equal to one-half the regular Board or committee fee for such meeting. All directors are reimbursed for reasonable travel and other expenses of attending meetings of the Board and its committees. The Company provides Mr. Angelini with appropriate office space and secretarial assistance at the Company’s headquarters. Additionally, the Company’s charitable foundation provides matching contributions to qualified charities up to $5,000 per director per year.

Directors may defer receipt of their cash and stock compensation. Deferred cash amounts can be converted into Common Stock or accrued in a memorandum account that is credited with interest based on the so-called General Agreement on Tariffs and Trade (GATT) rate (4.69% in 2007; 4.52% is 2008). At the election of each director, cash meeting fees and retainers may also be converted to Common Stock.

Director Compensation Table

The following table sets forth the total compensation earned by our current non-employee directors for their service on our Board and committees of the Board during the fiscal year ended December 31, 2007.

Name	Fees Earned in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($) (2)	Total ($)
Michael P. Angelini	114,747	(3)	81,192	(3)	5,000	200,939
P. Kevin Condron	99	(3)	65,400	(3)	5,000	70,499
Neal F. Finnegan	130		95,982		5,000	101,112
David J. Gallitano	25,136		69,970	(3)	5,000	100,106
Gail L. Harrison	59,997		49,963		2,750	112,710
Wendell J. Knox	61,147	(3)	49,963		5,000	116,110
Robert J. Murray	66,997		49,963		5,000	121,960
Joseph R. Ramrath	69,797		49,963		5,000	124,760

(1)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, consistent with FAS 123(R), and thus include amounts from awards granted in and prior to 2007. To the extent applicable, assumptions used in the calculation of these amounts are included in Note 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report. The grant date fair value of each equity award granted to non-employee directors during 2007 (calculated in a manner consistent with FAS 123(R)) is as follows:

•

Each of the non-employee directors received the annual stock award of 1,027 shares of unrestricted Common Stock granted on May 15, 2007, which award represented a portion of their annual retainer and had a grant date fair value equal to $49,953; and

•

Messrs. Angelini, Condron, Finnegan and Gallitano, because they elected to convert (and in some cases defer) certain meeting fees and/or cash retainers, received other stock awards during 2007. Such awards were in the amounts, and with a grant date fair value, as set forth in the following table:

Name	Grant Date
	2/15/07 (converted meeting fees)			5/15/07 (converted meeting fees and/or cash retainers)			8/15/07 (converted meeting fees)			11/15/07 (converted meeting fees)
	Number of Shares		Grant Date Fair Value ($)	Number of Shares		Grant Date Fair Value ($)	Number of Shares		Grant Date Fair Value ($)	Number of Shares		Grant Date Fair Value ($)
Michael P. Angelini	76	*	3,698	—		—	—		—	—		—
P. Kevin Condron	—		—	617	*	30,011	143	*	5,883	89	*	4,014
Neal F. Finnegan	—		—	867		42,171	143		5,883	106		4,781
David J. Gallitano	—		—	617	*	30,011	—		—	—		—

*	Receipt deferred at the election of the director.
(2)	Matching contribution to qualified charitable organization.
(3)	All or a portion of amount deferred at election of director.

Non-Employee Director Stock Ownership Guidelines

The Board has adopted the following non-employee director stock ownership guidelines: within four years from the date of first being elected to the Board, each non-employee director should achieve an ownership level in THG’s Common Stock with a value equal to four times the value of the regular annual retainer paid to directors for service on our Board. This requirement can be satisfied by purchases in the open market or by holding grants received from the Company (including share grants that the director has elected to defer under Company-sponsored deferred compensation programs). For these purposes, shares are valued based upon the then current market value, or if higher, the value on the date of acquisition.

Each of our directors is in compliance with the ownership guidelines or is expected to become compliant within four years following his or her initial election to the Board.

Director Retirement Policy

It is the policy of the Board that a director retire at the annual meeting of shareholders following his or her attainment of age 70. A director who is first elected to the Board after the age of 65, however, may defer retirement until the annual meeting of shareholders following his or her attainment of age 72.

Code of Conduct

The Company has adopted a Code of Conduct, which is applicable to all directors, officers and employees of the Company, including our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Conduct is available on the Company’s website at www.hanover.com under “Corporate Governance–Company Policies.” For a printed copy of the Code of Conduct, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653.

ITEM I

ELECTION OF DIRECTORS

The Board currently has nine members and consists of three equally divided classes whose terms end in successive years. Three of the directors whose terms will expire at this year’s Annual Meeting, David J. Gallitano, Wendell J. Knox and Robert J. Murray, have been nominated for re-election, each for a three-year term ending after the 2011 Annual Meeting of Shareholders.

The Board recommends a vote FOR all nominees. All nominees have indicated their willingness to serve and, unless otherwise directed, it is intended that proxies received in response to this solicitation will be voted in favor of the election of the nominees.

The affirmative vote of the majority of the votes properly cast (in person or by proxy) is required to elect director nominees. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who fails to be elected shall promptly tender his or her resignation to the Board. The NCGC will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the NCGC’s recommendation or the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.” Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

In the event that any of the nominees should be unavailable to serve as a director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board. Management has no reason to believe that any of the nominees will be unavailable to serve.

Information as to each nominee and as to directors continuing in office can be found under the section of this Proxy Statement entitled “Corporate Governance.”

ITEM II

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP has been appointed by the Audit Committee of the Board to be THG’s independent registered public accounting firm for 2008. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

The Board is submitting the appointment of PricewaterhouseCoopers LLP as THG’s independent registered public accounting firm for 2008 to the shareholders for their ratification. The Audit Committee of the Board bears the ultimate responsibility for selecting THG’s independent registered public accounting firm and will make the selection it deems best for THG and its shareholders. Should the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment and may retain PricewaterhouseCoopers LLP or another accounting firm without resubmitting the matter to shareholders. Similarly, ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm does not limit the Audit Committee’s ability to change this selection in the future if it deems appropriate.

The Board recommends that you vote FOR the proposal to ratify the selection of the firm of PricewaterhouseCoopers LLP as the independent registered public accounting firm for THG for 2008. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

Fees Incurred by THG from PricewaterhouseCoopers LLP

The following table shows the fees paid or accrued by THG for the audit and other services provided by PricewaterhouseCoopers LLP for 2007 and 2006:

	2007	2006
Audit Fees (1)	$2,056,000	$2,101,000
Audit-Related Fees (2)	$152,000	$308,000
Tax Fees (3)	$118,000	$56,000
All Other Fees (4)	$30,000	$6,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements, including the audit of the internal controls over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.
(2)	Audit-related fees consisted primarily of accounting consultations in connection with proposed transactions, benefit plan audits, attestation services, services provided in connection with reviews by state insurance departments, and other consulting services.
(3)	Tax fees principally included IRS interest calculation reviews, and consultations in connection with proposed transactions.
(4)	Other services included miscellaneous consulting services and purchased software.

Pre-Approval Policy

The Audit Committee is required to pre-approve all services performed by the independent auditor. At the beginning of each annual audit cycle, the Audit Committee pre-approves certain categories of audit, audit-related and other services, but such projects within these categories with fees equal to or greater than $250,000 must be specifically approved.

The Chair of the Audit Committee (or, in his absence, any other member of the Audit Committee) has the authority to pre-approve other audit-related and non-audit services to be performed by THG’s independent auditors and associated fees, provided that such services are not otherwise prohibited and any decisions to pre-approve such audit-related or non-audit services and fees are reported to the full Audit Committee at its next regular meeting. During 2007, the Audit Committee pre-approved all services performed by the independent auditor, including non-audit services, in accordance with the policy set forth above.

Audit Committee Report

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2007.

Review of Financial Statements and Other Matters with Independent Auditors

An integral part of the audit process is to ensure that the Audit Committee receives information regarding the scope and results of the audit. Various communication requirements pertaining to the conduct of an audit exist to enhance the information flow and to assist the Audit Committee in discharging its oversight responsibility. In this regard, the Audit Committee discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU Section 380), as modified. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee has considered whether the provision of the non-audit professional services to the Company in 2007 is compatible with maintaining PricewaterhouseCoopers LLP’s independence from the Company.

Recommendation that Financial Statements be Included in the Annual Report

Based on the reviews and discussions referred to above and relying thereon, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Other Matters

The Audit Committee satisfied its responsibilities under its Charter for the year 2007.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

February 26, 2008

AUDIT COMMITTEE

Joseph R. Ramrath, Chair

P. Kevin Condron

David J. Gallitano

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that THG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Overview

The Compensation Committee (the “Committee”), in consultation with the Board’s Committee of Independent Directors (the “CID”), is responsible for reviewing and establishing our executive compensation practices and policies. More specifically, the Committee is responsible for approving the compensation levels for our Named Executive Officers, or NEOs, subject, in the case of the CEO, to ratification by the CID. Although this discussion and analysis refers principally to compensation for our NEOs, the same general compensation principles and practices apply to all of our executive officers.

The Committee engages outside consultants to aid in performing these duties as explained more fully in the Corporate Governance section on page 11.

Named Executive Officers

In accordance with SEC regulations, for 2007, our NEOs include the following:

Our principal executive officer	• Frederick H. Eppinger, President and CEO (also served as interim principal financial officer from September 17, 2007 to November 12, 2007)

Each of the three individuals who acted as a principal financial officer during 2007	• Eugene M. Bullis, Executive Vice President and CFO from November 12, 2007 to present
• John J. Leahy, Executive Vice President and CFO from August 31, 2007 to September 17, 2007
• Edward J. Parry, Executive Vice President and CFO from 1996 until August 31, 2007

Our next three most highly compensated executive officers	• Marita Zuraitis, President, P&C Companies
• J. Kendall Huber, Senior Vice President and General Counsel
• Gregory Tranter, Senior Vice President and CIO

Executive Compensation Policy and Objectives

The overall objectives of our executive compensation program are to:

•	attract and retain qualified, high-performing individuals who will contribute to our success;
•	motivate executives to achieve our financial and business objectives; and
•	align the long-term interests of our executives with those of our shareholders.

Each component of compensation (as discussed below) is designed to achieve particular objectives. In addition, the entire package is intended to align with our business strategy and to be competitive from a marketplace perspective. Although we do not have a policy for a fixed allocation between either cash and non-cash or short-term and long-term incentive compensation, we do design our NEO compensation packages to place more emphasis on variable compensation tied to performance rather than base salary. This approach is intended to balance short and long-term performance goals and promote shareholder value.

While a number of factors drive our executive compensation decisions, for 2007 we chose, as a primary reference point, to target total compensation of our NEOs, as a group, at the 65th percentile of our Comparison Group (discussed below). We target total compensation above the median of our Comparison Group because:

•	we believe it helps to attract and retain talented executives with significant industry experience;
•

the performance metrics associated with our short and long-term incentive compensation programs are set at levels that we believe are above the market median and the achievement of which are substantially in doubt; and

•	our emphasis on long-term variable compensation linked to performance.

An individual NEO’s target compensation, however, may be higher or lower than the reference point based upon a number of factors which include:

•	the NEO’s specific expertise and contributions;
•	the relative pay scales among our senior officers;
•	amounts previously paid to the NEO (whether by the Company or a previous employer, or as compared to competing offers); and
•	perceived retention risk.

Setting Executive Compensation

Use of Comparative Peer Data

In assessing and reviewing compensation, the Committee evaluates the pay levels for executives at companies principally within the property and casualty insurance industry. For benchmarking purposes, the Committee utilized data collected from the publicly disclosed proxy materials of a selected group of P&C companies (the “Proxy Group”) and market pay data collected from various published surveys from a broader group of P&C companies and organizations (the “Survey Group”). Collectively, we will refer to the Proxy Group and the Survey Group as our “Comparison Group”.

The Proxy Group consists of publicly-held property and casualty insurance companies that the Committee believes THG may compete with for senior management talent and business, or are otherwise indicative of compensation levels for P&C companies who have generally produced strong financial results. The companies identified in the Proxy Group include:

• American Financial Group, Inc.	• Ohio Casualty Corporation
• Chubb Corp.	• Old Republic International Corporation
• Cincinnati Financial Corporation	• The Progressive Corporation
• CNA Financial Corp.	• Safeco Corporation
• Erie Indemnity Corporation	• Selective Insurance Group, Inc.
• Harleysville Group, Inc.	• The Travelers Companies, Inc.
• The Hartford Financial Services Group, Inc.	• White Mountain Insurance Group, LTD
• Mercury General Corporation	• W.R. Berkley Corporation

In evaluating the CEO’s pay package, we modified the Proxy Group to create a comparison group that more closely aligns with THG’s size. Specifically, five of the above companies were replaced with four companies that more closely resemble our size across a range of financial metrics. The companies excluded were: Chubb Corp., CNA Financial Corp., The Hartford Financial Services Group, Inc., The Progressive Corporation and The Travelers Companies, Inc. The additional companies included: Argonaut Group, Inc., Commerce Group, Inc., Philadelphia Consolidated Holding Corp., and State Auto Financial Corporation.

In establishing baseline comparative data from the Proxy Group, the Committee reviewed the benchmark data in multiple formats and considered the data in light of many factors, including:

•	size of company;
•	type of business conducted;
•	ownership structure;
•	geographic markets served;
•	recent operating history;
•	perceived differences in long and short-term objectives and challenges;
•	relative risks to the respective companies;
•	financial and strategic differences;
•	depth of management; and
•	tenure of executives.

The Survey Group is comprised of a broader group of property and casualty companies and general industry organizations. It is derived from nationally recognized executive compensation surveys. Various analytical techniques were used to develop multiple views of the data in order to provide a more useful depiction of market compensation levels for THG positions based on our relative size. These surveys include:

•	Mercer U.S. Property and Casualty Insurance Company Survey—the primary size segmentation used is companies with direct written premium that fall within the range of $2-6 billion
•	Watson Wyatt Property and Casualty Compensation Survey—the data is regressed to $2.6 billion in direct written premiums
•

Towers Perrin Financial Services Database—a sample of 14 publicly-traded Property and Casualty companies. Additionally, a sample of 99 to 284 (depending upon the NEO) general industry organizations (regressed to $2.6 billion in annual revenue) was used as an additional reference point to evaluate target total compensation

The Committee reviews data on base pay levels, target and actual total cash levels and long-term incentive levels from the Comparison Group. While the Committee believes the use of such comparative information is useful, such data is intended solely to serve as a reference point to assist the Committee in its discussions and deliberations.

For the CEO, data against which we benchmarked his compensation was primarily from the Proxy Group, as modified. With respect to all other NEOs, the data against which we benchmarked compensation was based upon a combination of the Proxy Group and Survey Group.

Role of Executive Officers in Compensation Decisions and CEO Performance Review

Committee meetings are regularly attended by our CEO, General Counsel, Chief Human Resources Officer and our Chairman of the Board (who is an independent director, but not a Committee member). Each generally participates in such meetings and provides counsel and advice at the Committee’s request. In addition, the

Committee regularly meets in executive sessions with no members of management present and no member of management is present while the Committee makes its decisions on that executive’s compensation.

At the request of the NCGC, and following a process approved by our Board, our independent Chairman of the Board leads an annual performance review of the CEO. This review includes personal interviews with members of management and independent directors, and a review of the CEO’s self-assessment and of the Company’s performance. The results of this performance evaluation are reviewed by the NCGC and the Committee in joint sessions, and such review is then finalized and ratified by the CID. This review helps form the basis for establishing the CEO’s annual compensation package and for determining whether or not individual performance goals have been achieved. The CID has final authority to ratify the compensation of our CEO.

For compensation decisions regarding NEOs (other than the CEO), the Committee solicits and considers the recommendations of the CEO and our Chief Human Resources Officer as well as information provided to it by compensation consultants.

Principal Components of Executive Compensation

For 2007, the principal components of compensation for our NEOs consisted of (i) annual base salary, (ii) short-term incentive compensation, and (iii) long-term incentive compensation. In addition, our NEOs receive certain other benefits (described below) that differ from those generally available to all employees. For benchmarking against our Comparison Group, we use annual base salary and short and long-term incentive compensation for comparison purposes.

Annual Base Salary

Annual base salaries of our NEOs are generally targeted at the median level of amounts paid to executive officers in our Comparison Group who are believed to have generally comparable qualifications, experience and responsibilities. Base salary, however, is only one of several different components of an executive’s total compensation package. Base salary makes up a smaller portion of target total compensation than the short and long-term variable incentives described below. Base salaries are reviewed on an annual basis in the first quarter of each year. Typically, the Committee does not adjust NEO salaries more frequently than once every 18-24 months, unless there has been a material change in an NEO’s role or responsibility level. This approach reduces the focus on base salaries and emphasizes short and long-term variable incentives.

For 2007, the Committee approved the following base salary increases for our NEOs:

NEO	2007 Salary	% Change	Primary Rationale for Change
Marita Zuraitis	$550,000	3.8%	• Increased operational responsibility
Gregory Tranter	$350,000	4.5%	• Increased operational responsibility

Short-Term Incentive Compensation

The Annual Short-Term Incentive Compensation Program (the “IC Program”) is a non-equity incentive compensation program that provides additional cash compensation to key employees, including the NEOs, who have contributed to our success. Award opportunities are targeted at a percentage of annual salary, based on each executive’s role and overall pay package. Specifically, this program is designed to motivate and reward:

•	achievement of annual targeted financial goals;

•	achievement of operating business goals and priorities that are linked to overall corporate financial results and priorities;
•	achievement of extraordinary annual results; and
•	demonstration of our leadership core competencies (i.e., integrity, teamwork, accountability and commitment to winning).

Generally, we set IC Program award targets at or above the median of amounts paid to executive officers in our Comparison Group who are believed to have generally comparable qualifications, experience and responsibilities. The target 2007 IC Program award for each of our NEOs is as set forth below:

NEO	Target Award as % of Base Salary
Frederick H. Eppinger	120%
Marita Zuraitis	90%
J. Kendall Huber	75%
Gregory Tranter	60%
Eugene Bullis	N/A *
John J. Leahy	N/A **
Edward J. Parry, III	90%

*	Received sign-on bonus in lieu of 2007 IC Program award
**	Ineligible for 2007 IC Program award

For 2007, funding for the IC Program for our NEOs ranged from 0% to a maximum of 200% of target based upon the attainment during 2007 of certain targeted levels of (i) P&C segment income (as reported in the Company’s financial statements filed with the SEC), and (ii) net written premium growth rate, as shown below:

		Funding Level
Total P&C Segment Income	≥$425M	0%	111%	200%	200%
	$340M	0%	75%	100%	110%
	$272M	0%	37.5%	50%	55%
	< $272M	0%	0%	0%	0%
		< 3%	3% - <7%	7% - < 12%	≥ 12%
		Net Written Premium Growth Rate

The amount of each executive officer’s actual award is determined by a combination of:

•	the NEO’s target award;
•	the funding level achieved;
•	such executive officer’s performance against certain pre-established individual goals;
•	the executive’s overall performance and contribution; and
•	such other factors as the Committee may, in its sole discretion, deem relevant.

The Committee intended to set the P&C segment income and premium growth financial targets at levels where the outcome was substantially in doubt, but at levels that could be reasonably achieved and were consistent with the Company’s internal financial plans.

Although funding levels are based on financial results, the actual award to the NEO is based on individual goal achievement, overall contributions and other factors deemed appropriate by the Committee. Each NEO has specific goals that are set at the beginning of each year. Individual goals are aligned with the achievement of the overall financial and operational goals of the Company. These goals are reviewed and approved by the Committee in the first quarter of each year. While the Committee reserves discretion as to what, if any, additional factors it may consider when funding an individual NEO’s award, its intention is to exercise such discretion only in those situations where adherence to pre-established individual goals would result in an award level that is not commensurate with the NEO’s overall performance and contributions to the Company during the year or is otherwise unfair or inequitable. In 2007, the Committee did not exercise any such discretion with respect to any NEO. For NEOs subject to Section 162(m) of the Internal Revenue Code (see section entitled “Tax Implications” below), actual award levels may be adjusted based on individual performance, but may not exceed the funding level discussed above. For determining the maximum funding, however, the metrics are adjusted as applicable to exclude:

•	unusually large catastrophe losses which aggregate (net of reinsurance) in excess of “planned” catastrophe losses;
•	adverse development on loss and loss adjustment reserves or other costs as a result of Hurricanes Katrina and Rita which occurred in 2005;
•	adverse development on currently discontinued voluntary property and casualty insurance pools; and
•	the effect of acquisitions or divestitures during the year or unplanned capital structure (i.e. debt or equity) actions.

In 2007, the maximum IC Program funding for NEOs was 101% of target. The Committee, however, reduced the funding levels by excluding the adjustments described above. The Committee made this adjustment to align actual funding with P&C segment income and premium growth reported in our 2007 Annual Report. Accordingly, the overall funding level used to determine the maximum incentive compensation for the NEOs was established at 94% of target. Accordingly, for each NEO, the maximum 2007 IC Program award was determined by multiplying the NEO’s base salary by the target award, and multiplying the resulting product by 94%.

The Committee determined to pay each of Ms. Zuraitis and Messrs. Eppinger, Huber and Tranter at 94% of target award since it concluded that each had generally achieved their key individual goals (discussed below) and contributed to the overall success of the Company. In addition, the Committee believed, given the overall performance of the Company and each of the NEOs, that paying each such NEO at 94% of target would help engender a sense of team within the senior executive ranks.

Set forth below is a discussion of each NEO’s individual award under the 2007 IC Program and brief summary of each NEO’s key individual achievements that contributed to the Committee’s decision as to the level of payment:

NEO	2007 IC Program Award	% of Target Award	Basis for Determination of Payment
Frederick Eppinger	$958,000	94%	• Strong segment earnings • Premium growth outpaced industry average • Continued strong growth and development of Specialty lines business • Significant product and system upgrades

Marita Zuraitis	$465,000	94%

•     Strong segment earnings

•     Achieved Specialty segment growth goals

•     Substantial progress in building the processes, tools and skills towards an organizational competency around agency conversion to partnership

J. Kendall Huber	$278,000	94%

•     Successfully addressed legal and compliance issues to enable the Company’s growth in various product lines and geographies

•     Mitigated litigation and regulatory exposures

•     Supported the Company’s remaining life business

•     Supported the Company’s transaction efforts

Gregory Tranter	$197,000	94%

•     Successfully delivered enhanced system capabilities

•     Provided leadership and oversight to the AMGRO business

•     Successfully led the evaluation, selection and implementation of process improvement initiatives

Eugene Bullis	—	N/A	• Received sign-on bonus in lieu of pro-rated 2007 IC Program award. See “CFO Compensation Arrangements” on page 39 below

John J. Leahy	—	N/A	• Ineligible for award

Edward J. Parry, III	$321,000	67%	• Pro-rated IC Program award in accordance with Parry Agreement. See “CFO Compensation Arrangements” on page 39 below

Long-Term Incentive Compensation

Long-term incentives are designed to:

•	encourage management to achieve and balance short and long-term goals;
•	tie management’s financial incentives to the financial interests of shareholders; and
•	recruit and retain key leaders.

The Committee established NEO long-term equity incentive compensation opportunities at or above the 65th percentile of amounts paid to executive officers in our Comparison Group who are believed to have generally comparable qualifications, experience and responsibilities. This is consistent with our philosophy of encouraging long-term planning and driving shareholder value creation. Factors considered in determining NEOs’ awards under the long-term program include the:

•	contribution of each NEO to the long-term performance of THG;
•	importance of such NEO’s responsibilities within the organization;
•	expense of the award to the Company;
•	dilutive impact to shareholders;
•	recruitment and retention considerations;
•	relative awards made to other executive officers;
•	expectations based on historical compensation; and
•	projected value of prior grants and vesting schedules.

2007 Long-Term Awards

For 2007, the Committee elected to utilize a combination of performance-based restricted stock units (“PBRSUs”) and stock options. For the CEO, the target value of his 2007 award was split evenly between options and PBRSUs. This mix of awards was chosen in order to maintain his balance of equity awards. For the other NEOs, however, the mix of awards in 2007 was 75% options and 25% PBRSUs. This mix of awards was chosen to provide a more balanced portfolio of equity awards for such NEOs. The number of PBRSUs (at target) and stock options granted to each of the NEOs is set forth in the table below:

NEO	Number of PBRSUs	Number of Stock Options
Frederick H. Eppinger	25,000	100,000
Marita Zuraitis	5,130	54,250
J. Kendall Huber	1,900	20,050
Gregory Tranter	2,260	23,850

The terms of such awards are described in greater detail below.

Mr. Parry did not receive a 2007 long-term award because he had indicated an expectation that he would resign his positions with the Company. With respect to Messrs. Leahy and Bullis, their 2007 long-term awards were made in connection with their hiring and are discussed in detail below under the section entitled “CFO Compensation Arrangements” beginning on page 39.

Description of Performance-Based Restricted Stock Units

The PBRSUs :

•	do not vest unless a specified three-year average return on equity (“ROE”) and premium growth rate are achieved for the years 2007-2009;
•	are subject to a three year time-based vesting requirement; and
•	may be adjusted to zero and as high as 150% of the targeted award, based on the average ROE and premium growth rate actually achieved during the performance period.

The table below sets forth the ROE and premium growth targets and how they impact the actual NEO award:

3 Year (2007-2009) Average ROE		Award as a Percentage of Target
	≥ 15%	0.0%	120.0%	150.0%	150.0%
	14.5%	0.0%	110.0%	137.5%	142.5%
	14%	0.0%	100.0%	125.0%	133.0%
	13.5%	0.0%	90.0%	112.5%	125.0%
	12-13%	0.0%	75.0%	100.0%	112.5%
	11.5%	0.0%	62.5%	87.5%	100.0%
	11%	0.0%	50.0%	75.0%	90.0%
	10.5%	0.0%	40.0%	62.5%	75.0%
	10%	0.0%	33.0%	50.0%	60.0%
	9.5%	0.0%	25.0%	37.5%	45.0%
	9%	0.0%	20.0%	25.0%	30.0%
	< 9%	0.0%	0.0%	0.0%	0.0%
		< 2%	2% - < 6%	6% - < 10%	≥ 10%
		3 Year (2007-2009) Average Net Written Premium Growth Rate

ROE is a levered return on equity calculation based on after-tax P&C segment income (as reported in the Company’s financial statements filed with the SEC), adjusted to include the cost of corporate debt and exclude the financial results of the holding company. Also, the equity of the P&C segment is reduced by the amount of this debt. Premium growth is the rate of year over year growth in total premiums written, adjusted by the effects of reinsurance assumed and ceded. In calculating ROE and premium growth, the Committee reserved the discretion to exclude the impact of certain unusual and/or non-recurring events, such as unusually large catastrophe losses, adverse development on loss and loss adjustment reserves or other costs as a result of Hurricanes Katrina and Rita, adverse development on currently discontinued voluntary property and casualty insurance pools and the effect of acquisitions or divestitures or unplanned capital structure (i.e. debt or equity) actions. It is the Committee’s expectation that such discretion will not be utilized except under the most unusual and unexpected circumstances where, in the Committee’s opinion, the funding level achieved is not commensurate with the level of the Company’s performance.

The Committee chose a combination of ROE and premium growth performance metrics because it believes that the combination is a good measure for evaluating operating performance and profitable growth and is consistent with the company’s strategic goals and philosophy. Accordingly, the achievement of these targets should enhance stock value and shareholder return. In addition, a three-year vesting period was chosen in order to motivate profitable growth over a significant time period and to encourage retention of the executive.

Description of Stock Options

The stock options granted to each of Ms. Zuraitis and Messrs. Eppinger, Huber and Tranter:

•	have an exercise price of $48.46 per share (the closing price per share of our Common Stock as reported on the NYSE on the date of grant);
•	have a ten year term; and
•	vest 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, and 50% on the third anniversary of the grant date.

Options were chosen to align compensation with Company performance as they become valuable to the executive only if the share price increases after the date of grant. Additionally, because options do not fully vest for three years, this award encourages retention of the executive.

Prior Plan Year Long-Term Award Pay-Outs

During 2007, the PBRSUs granted in 2004 vested. During the first quarter of 2008, the 2005 PBRSUs, and a portion of the 2006 PBRSUs also vested. A brief description of the vesting is as follows:

Award	Description of Vesting Metrics	Actual Award as a Percentage of Target
2004 PBRSUs	• Performance Metric: Achievement of specified return on equity during 2006 from property and casualty operations	137.5%
	• Actual award could be as low as 0% and as high as 150% of target based on level of ROE achieved • Target ROE was 12%; actual ROE achieved was 13.5%
	• Three year time-based vesting requirement
	• Vested in first quarter of 2007

2005 PBRSUs	• Performance Metric: Achievement of specified return on equity during 2007 from property and casualty operations	150%
	• Actual award could be as low as 0% and as high as 150% of target based on level of ROE achieved • Target ROE was 12%; actual ROE achieved was 14.27%
	• Three year time-based vesting requirement
	• Vested in first quarter of 2008

2006 Individual-Goal PBRSUs	• Performance Metric: Achievement of specified individual goals during 2006	100%
	• Two year time-based vesting requirement
	• Vested in first quarter of 2008

2006 Corporate-Goal PBRSUs	• Performance Metric: Achievement of specified average return on equity during 2006-2007 from property and casualty operations	147.25%
	• Actual award could be as low as 0% and as high as 175% of target based on level of ROE achieved • Target average ROE was 12%; actual average ROE achieved was 13.89%
	• Assuming achievement of performance metric, 50% vests in 2008, remainder vests in 2009
	• 50% vested in first quarter of 2008

For a more detail regarding prior year PBRSU vesting, please see Outstanding Equity Awards at Fiscal Year-End Table on page 41, and Option Exercise and Stock Vested Table on page 44.

Other Benefits

The NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance and our 401(k) Plan, in each case on the same basis as other employees. In addition, certain senior employees of the Company, including the NEOs, are entitled to participate in the following programs:

Incentive Compensation Deferral and Conversion Program

The Company has established a deferral and conversion program (the “IC Deferral Program”) (see page 47 for additional information) that permits certain officers of the Company, including the NEOs, to defer and convert a portion of their IC Program award into a number of restricted stock units. The amount converted cannot exceed the greater of $50,000 or 20% of base salary. An additional grant of restricted stock units is made on the conversion date having a fair market value equal to 15% of the deferred and converted incentive compensation award amount. After three years, the restricted stock units convert into shares of Common Stock. If the officer is not continuously employed by the Company through the vesting date, all such restricted stock units are forfeited, although the Company will pay the officer for the amount of incentive compensation initially deferred and converted, plus interest, compounded annually, based on the GATT rate (4.69% in 2007; 4.52% in 2008). The primary purpose of this program is to encourage stock ownership by senior level officers. Secondarily, this program encourages executive retention because the restricted stock units vest over time.

Under this program, Mr. Eppinger elected to defer and convert $170,000 of his 2007 IC Program award, and Mr. Tranter elected to defer and convert $25,000 of his 2007 IC Program award. Since the restricted stock units granted in lieu of such deferred amounts were issued on March 7, 2008, the Summary Compensation Table (see page 35), Grants of Plan-Based Awards Table (see page 38) and IC Deferral Program Table (see page 47) do not reflect the issuance of such restricted stock units, but the amount of the award deferred (excluding the 15% additional award) is included in Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Non-Qualified Retirement Savings Plan

The Company’s Non-Qualified Retirement Savings Plan provides substantially the same benefits which are available to employees generally under our 401(k) Plan (see page 46 for additional information), but without regard to the maximum amount that may be paid under the 401(k) Plan under federal tax laws. This plan provides eligible employees of the Company, including each of the NEOs, a (i) 5% additional employer contribution on total eligible compensation in excess of federal limits (contingent upon satisfaction of maximum contributions to the 401(k) Plan), and (ii) 3% employer contribution on total eligible compensation in excess of the federal limits. Amounts deferred are credited with interest, compounded annually, based on the GATT rate. Beginning in 2007, with respect to the CEO, the amount of total compensation eligible for a Company contribution cannot exceed $1 million minus the limit in effect for the Company’s 401(k) Plan under Section 401(a)(17) of the Internal Revenue Code ($225,000 for 2007) (the “$1 Million Cap”). Beginning in 2008, the $1 Million Cap will apply to all participants and the portion of eligible compensation attributable to the IC Program will be capped at the participant’s target award level, regardless of the actual incentive compensation award earned.

We adopted this plan to ensure that all employees are entitled to company contributions equal to the same percentage of total eligible compensation, without regard to the limits under federal tax laws. This plan applies equally to all employees who have eligible compensation in excess of federal limits.

Though the annual Company contributions to the Non-Qualified Retirement Savings Plan were made during the first quarter of 2008, since such contributions were made with respect to cash compensation paid in 2007, the Summary Compensation Table (see page 35), and Non-Qualified Retirement Saving Plan Table (see page 46) reflect such 2008 payments. Such amounts are similarly included with respect to prior years.

Perquisites

The Committee reviews, at least annually, the various material corporate perquisites available to the NEOs. The Committee believes that the compensation package offered the NEOs (as discussed above) is appropriate to motivate and compensate each NEO and therefore believes corporate perquisites should represent a relatively small component of a NEO’s executive compensation package. In 2007, the only significant perquisites offered to the NEOs were (i) financial planning services, and (ii) matching contributions (up to $5,000 per NEO) to eligible tax qualified charitable organizations. For the financial planning services, the Company pays an annual retainer to a third-party service provider of $15,000 and an annual fee of $12,000 for each participating executive. For more information regarding perquisites, please see the Summary Compensation Table on page 35.

We provide financial planning services to our NEOs as a convenience to enable each executive to devote additional time to his or her company responsibilities. Our matching charitable contributions program is designed to encourage participation in charitable organizations and is consistent with our general philosophy of good corporate citizenship, particularly within the communities where we are located.

Amended Employment Continuity Plan

The purpose of the Amended Employment Continuity Plan (the “CIC Plan”) is to:

•

Keep key top management employees focused on the interests of the Company’s shareholders and to secure their continued services in addition to their undivided dedication and objectivity in the event of a possible change in control; and

•

Ensure that participants do not solicit or assist in the solicitation of our employees, agents and/or policyholders for a specified period, or disclose any of our confidential or proprietary information prior to or after a change in control.

The purpose of the CIC Plan is to protect the Company and its shareholders, who might be adversely affected if management were to be distracted, or were to depart, in the event a change in control transaction were to be rumored or proposed. Therefore, it is consistent with our compensation objective of retaining qualified, high-performing executives, especially those determined by the Committee to have a role critical to the business of the Company. We established the CIC Plan to provide certain arrangements, including cash payments, accelerated vesting of certain equity awards, and continuation of health and other benefits, for certain executives in the event of a change in control. The CIC Plan provides these arrangements to reinforce and encourage the continued attention and commitment of executives under potentially disruptive business circumstances. Benefits may be paid in the event of a change in control of the Company and subsequent involuntary or constructive termination of a participant within a two-year period after the change in control, or voluntary termination by “Tier 1” participants in the 13th month after a change in control.

The Committee determines eligibility for, and level of participation in, the CIC Plan based on the roles, responsibilities and individual circumstances of each executive officer. In assessing participation, the Committee considers, among other things, the critical nature of the individual’s role to the business and the importance of retention of the individual. The determination of participation and level of participation in the CIC Plan is made independent of other compensation considerations, including total target compensation and its component parts.

Separately, Mr. Eppinger is entitled to certain payments in the event he is terminated by the Company without cause and in circumstances unrelated to a change in control, provided he agrees to certain non-solicitation and non-competition provisions. This provision was included in Mr. Eppinger’s 2003 offer letter to induce him to resign from his then current position with a competitor and to join the Company.

For a more in depth discussion of the Company’s CIC Plan and the various benefits available to our NEOs in the event of termination or a change in control, please see the section entitled “Potential Payments upon Termination or Change in Control” on page 48.

The Committee is currently undertaking a review of the CIC Plan and various benefits available to its executives upon termination or change in control. The Committee has engaged both Hewitt and F.W. Cook to review and assess our CIC Plan.

Compensation Arrangements Associated with Change of CFO

On August 31, 2007, Mr. Parry resigned as the Company’s CFO and was succeeded by Mr. Leahy. Mr. Leahy subsequently resigned on September 17, 2007 and was later succeeded by Mr. Bullis on November 12, 2007. In connection with Mr. Parry’s resignation and the subsequent appointments of Mr. Leahy and Mr. Bullis, the Company entered into various compensation arrangements with each such executive. Information concerning such arrangements can be found under the section entitled “CFO Compensation Arrangements” on page 39.

Equity Grant Procedures

Most of our equity awards are made annually at the February or March meeting at which the Committee makes its annual executive compensation decisions. The date of this meeting is set well in advance and is not chosen to coincide with the release of material non-public information. In some years, including 2007, where the Committee has not completed its work by the pre-arranged Committee meeting date, it has elected to make all, or a portion, of the annual equity awards at a later date. This later date is not selected to affect the equity award price. Before finalizing any such awards, however, the Committee may consider the effect, if any, of a material change in the stock price between the date of the meeting and the date of the final award.

Equity awards made to officers subject to the reporting obligations under Section 16 of the Securities Exchange Act of 1934, which includes each of our NEOs, must be specifically approved by the Committee, subject, with respect to the CEO, to ratification by the CID. For annual equity awards made to all other employees, the Committee approves an aggregate number and type of award available for issuance. Such awards are then distributed in such amounts and to such employees as determined by our CEO.

Occasionally, equity awards are made outside our usual annual cycle. Off-cycle awards are generally made only in connection with new hires, promotions, or as needed to retain an employee and must be approved by the Committee for any executive officer. On August 27, 2007, his hire date, Mr. Leahy received an off-cycle award as discussed in greater detail under the Section entitled “CFO Compensation Arrangements” on page 39 below.

In connection with his subsequent resignation, this award was cancelled on September 17, 2007. Additionally, on November 8, 2007, his hire date, Mr. Bullis received an off-cycle award as discussed in greater detail under the Section entitled “CFO Compensation Arrangements” on page 39 below. No other NEO received an off-cycle award during 2007. Each of these off-cycle awards was approved by the Committee.

The Committee does not have any programs, plans or practices of timing any awards in coordination with the release of material non-public information. The Committee reserves the right, however, to consider such information in determining the date of any award.

The exercise price of all options equals the closing price per share of our Common Stock as reported on the NYSE on the date of grant.

Stock Ownership Guidelines

The Company has adopted stock ownership guidelines for NEOs as shown in the following table:

NEO	Value of Stock Ownership as Multiple of Base Salary	Timeframe to Meet Guidelines	Actual Ownership Level as a Multiple of Base Salary*
Frederick Eppinger	1 times	1 1/2 years	10.3
	4-6 times	3 years
Marita Zuraitis	1 times	1 1/2 years	6.6
	2-4 times	3 years
J. Kendall Huber	1 times	1 1/2 years	4.8
	2-4 times	3 years
Gregory Tranter	1 times	1 1/2 years	4.5
	2-4 times	3 years
Eugene Bullis	1 times	1 1/2 years	3.0
	2-4 times	3 years

*	Based upon 2008 base salaries and equity ownership and market price per share ($43.08) on March 7, 2008.

Each NEO has one and one half years from becoming subject to the stock ownership guidelines to reach a stock ownership level equal to his or her base salary. He or she has three years from becoming subject to the guidelines to reach the total required ownership level. The guidelines credit officers for shares held outright, shares allocated to their accounts in THG’s 401(k) plan, unvested restricted stock, restricted stock units, performance-based restricted stock units (at target) and any shares that have been earned but the payment of which has been deferred. Unexercised stock options, whether or not vested, are not counted when determining ownership under the guidelines. For these purposes, shares are valued based upon the then current market value, or if higher, the value on the date of acquisition.

The Company strongly discourages its employees from entering into hedging transactions involving Company stock.

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives. Performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company takes Section 162(m) of the Internal Revenue Code into account in making its executive compensation decisions, but reserves the right to pay amounts that are not deductible.

Compensation Committee Report

Review of Compensation Discussion and Analysis with Management

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Recommendation that the Compensation Discussion and Analysis be Included in the 2008 Proxy Statement

Based on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2008 Proxy Statement for filing with the SEC.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

March 24, 2008

Members of the Compensation Committee:

Robert J. Murray, Chair

Neal F. Finnegan

Gail L. Harrison

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that THG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table

The following table sets forth the 2006 and 2007 compensation awarded to, earned by, or paid to THG’s NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)		Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)		All Other Compen- sation ($) (3)	Total ($)
Frederick H. Eppinger	2007	850,000	—		1,772,566		1,433,020		958,000	(4)	—	(5)	102,646	5,116,232
President and Chief Executive Officer*	2006	838,462	—		1,789,083		1,785,467		1,948,000	(4)	—	(5)	124,774	6,485,786

Marita Zuraitis	2007	545,385	—		994,596		476,385		465,000		—		139,817	2,621,183
President, P&C Companies	2006	523,077	—		897,229		421,112		911,000		—		89,004	2,841,422

J. Kendall Huber	2007	395,000	—		381,010		173,817		278,000		705		95,112	1,323,644
Senior Vice President and General Counsel	2006	390,385	—		368,433		171,178		565,000		530		59,053	1,554,579

Gregory Tranter	2007	346,539	—		430,115		195,039		197,000	(6)	—	(7)	59,542	1,228,235
Senior Vice President and Chief Information Officer	2006	330,385	—		376,114		170,694		383,000	(6)	—	(7)	34,538	1,294,731

Eugene M. Bullis	2007	68,308	150,000	(8)	70,406		—		—		—		17,899	306,613
Executive Vice President and Chief Financial Officer*	2006	—	—		—		—		—		—		—	—

Former Officers
John J. Leahy	2007	36,923	—		—		—		—		—		44	36,967
Former Executive Vice President and Chief Financial Officer*	2006	—	—		—		—		—		—		—	—

Edward J. Parry, III	2007	356,731	471,000	(9)	(461,880	)(10)	(163,265	)(10)	—		—	(11)	495,904	698,490
Former Executive Vice President and Chief Financial Officer*	2006	523,077	—		847,578		410,279		911,000		—	(11)	65,500	2,757,434

*	Mr. Parry resigned as Executive Vice President and Chief Financial Officer of THG effective on August 31, 2007. Mr. Leahy joined the Company on August 27, 2007 and resigned effective September 17, 2007. Mr. Eppinger served as Acting Chief Financial Officer from September 17, 2007 until November 12, 2007. Mr. Bullis joined the Company on November 8, 2007 and assumed the role of Chief Financial Officer on November 12, 2007.
(1)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the applicable fiscal years, calculated in accordance with FAS 123(R), and thus include amounts from awards granted in and prior to the applicable fiscal year. Assumptions used in the calculation of these amounts are included in Note 12 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report. Notwithstanding the foregoing, the expense calculation set forth in this column disregards forfeiture assumptions. Compensation expense reported in the Annual Report includes forfeiture assumptions ranging from 0%-10%. The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the value of the

Company’s Common Stock at the time of vesting and/or exercise of the stock awards, whether the Company achieves the performance goals associated with certain stock awards and whether such awards actually vest.

(2)	For more detailed information, please see the section entitled “Short-Term Incentive Compensation” in the CD&A on page 23.
(3)	For 2007, the amounts shown in this column consist of the following:

Insurance Premiums, Company Contributions to 401(k) and Non-Qualified Retirement Savings Plan, and Accrued Severance Benefits

Name	All Other Compensation (Excluding Perquisites)
	Company Contributions to 401(k) ($)	Company Contributions to Non-Qualified Retirement Savings Plan ($)	Imputed Income Associated with Term Life and LTD Insurance Premiums Paid by the Company ($)	Accrued Severance Benefits ($)
Frederick H. Eppinger	18,000	62,000	1,800	—
Marita Zuraitis	18,000	98,511	1,252	—
J. Kendall Huber	18,000	58,800	1,312	—
Gregory Tranter	18,000	40,363	1,179	—
Eugene M. Bullis	17,465	—	434	—
John J. Leahy	—	—	44	—
Edward J. Parry, III	18,000	109,280	847	367,777	*

*	Consists of salary continuation benefits ($305,769), provision of executive outplacement services ($55,000), and the value of continued participation in certain Company-sponsored benefit plans ($7,008).

Perquisites

	Perquisites
Name	Financial Planning Services ($)	Matching Contributions to Qualified Charities ($)	Spousal Travel ($)*	Tax Reimbursement ($)*
Frederick H. Eppinger	12,000	5,000	2,240	1,606
Marita Zuraitis	12,250	5,000	2,694	2,110	**
J. Kendall Huber	12,000	5,000	—	—

*	Spousal travel and associated tax reimbursements relate to certain agent conferences where spousal attendance was expected.
**	With respect to Ms. Zuraitis also includes $179 in connection with financial planning services necessitated by a company tax reporting error.

(4)	For 2006 and 2007, amounts include $170,000 deferred at the election of Mr. Eppinger pursuant to the Company’s IC Deferral Program. On March 9, 2007, 4,263 restricted stock units were granted to Mr. Eppinger in lieu of amounts deferred for 2006 and on March 7, 2008, 4,539 restricted stock units were granted to Mr. Eppinger in lieu of amounts deferred for 2007. Please see the section entitled “Incentive Compensation Deferral and Conversion Program” in the CD&A on page 30 for more information.

(5)	Mr. Eppinger’s Present Value of Accumulated Benefits in the Pension Plan and the Excess Benefit Plan decreased by $244 from December 31, 2006 to December 31, 2007 primarily due to an increase in the discount rate, partially offset by a decrease in the discount period. Mr. Eppinger’s Present Value of Accumulated Benefits in the Pension Plan and the Excess Benefit Plan decreased by $144 from December 31, 2005 to December 31, 2006 primarily due to an increase in the discount rate.
(6)	For 2006 and 2007, amounts include $25,000 deferred at the election of Mr. Tranter pursuant to the Company’s IC Deferral Program. On March 9, 2007, 627 restricted stock units were granted to Mr. Tranter in lieu of amounts deferred for 2006, and on March 7, 2008, 669 restricted stock units were granted to Mr. Tranter in lieu of amounts deferred for 2007. Please see the section entitled “Incentive Compensation Deferral and Conversion Program” in the CD&A on page 30 for more information.
(7)	Mr. Tranter’s Present Value of Accumulated Benefits in the Pension Plan and the Excess Benefit Plan decreased by $389 from December 31, 2006 to December 31, 2007 primarily due to an increase in the discount rate, partially offset by a decrease in the discount period. Mr. Tranter’s Present Value of Accumulated Benefits in the Pension Plan and the Excess Benefit Plan decreased by $258 from December 31, 2005 to December 31, 2006 primarily due to an increase in the discount rate.
(8)	Sign-on bonus in lieu of a pro-rated 2007 Short-Term and Long-Term Incentive Program awards. In the event Mr. Bullis voluntarily leaves the Company within 12 months of his date of hire, all or a portion of such sign-on bonus (depending upon the date of resignation) must be repaid to the Company.
(9)	Includes $150,000 “stay” bonus and pro-rated 2007 IC Program award (at target) ($321,000) issued to Mr. Parry pursuant to the Parry Agreement. Mr. Parry’s IC Program award is set forth in the bonus column because the amount of the payout became fixed under the Parry Agreement. Please see the section entitled “CFO Compensation Arrangements” on page 39 for more information.
(10)	Reversal of previously reported expenses associated with Mr. Parry’s forfeiture of certain stock options and restricted stock units.
(11)	Mr. Parry’s Present Value of Accumulated Benefits in the Pension Plan and the Excess Benefit Plan decreased by $4,493 from December 31, 2006 to December 31, 2007 primarily due to an increase in the discount rate, partially offset by a decrease in the discount period. Mr. Parry’s Present Value of Accumulated Benefits in the Pension Plan and the Excess Benefit Plan decreased by $3,904 from December 31, 2005 to December 31, 2006 primarily due to an increase in the discount rate.

Grants of Plan-Based Awards in Last Fiscal Year

The following table contains information concerning plan-based awards granted to the NEOs in 2007. Non-equity awards were granted pursuant to the 2007 IC Program and stock awards and options were granted pursuant to the 2006 Plan.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date*		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)**
			Threshold ($)(7)	Target ($)	Maximum ($)	Threshold (#)(7)	Target (#)	Maximum (#)
Frederick Eppinger	2/16/07	(1)	382,500	1,020,000	2,040,000
	2/23/07	(2)				5,000	25,000	37,500				1,211,500
	2/23/07	(3)								100,000	48.46	1,340,858
	3/9/07	(4)							4,263			194,952

Marita Zuraitis	2/15/07	(1)	185,625	495,000	990,000
	2/23/07	(2)				1,026	5,130	7,695				248,600
	2/23/07	(3)								54,250	48.46	727,417

J. Kendall Huber	2/15/07	(1)	111,094	296,250	592,500
	2/23/07	(2)				380	1,900	2,850				92,074
	2/23/07	(3)								20,050	48.46	268,844

Gregory Tranter	2/15/07	(1)	78,750	210,000	420,000
	2/23/07	(2)				452	2,260	3,390				109,520
	2/23/07	(3)								23,850	48.46	319,796
	3/9/07	(4)							627			28,673

Eugene M. Bullis	11/8/07	(5)				0	22,925	22,925				999,989

Former Officers
John J. Leahy	8/27/07	(6)							9,257			399,995
	8/27/07	(3)								44,309	43.21	495,242

Edward J. Parry, III	2/15/07	(1)	178,875	477,000	954,000

*	The equity awards granted on February 23, 2007 were approved by the Compensation Committee on February 15, 2007. For additional information, see section entitled “Equity Grant Procedures” in the CD&A on page 32.
**	The amounts in this column reflect the grant date fair value of the award calculated in accordance with FAS 123(R). The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the value of the Company’s Common Stock at the time of vesting of the stock awards, whether the Company achieves certain performance goals and whether such awards actually vest.
(1)	Award under the 2007 IC Program (see section entitled “Short-Term Incentive Compensation” in the CD&A on page 23 for more information). On March 7, 2008, these awards were paid to the NEOs in the following amounts: Mr. Eppinger, $958,000; Ms. Zuraitis, $465,000; Mr. Huber, $278,000; Mr. Tranter, $197,000; and Mr. Parry, $321,000. Pursuant to the IC Deferral Program (see footnote 4 below), Mr. Eppinger deferred $170,000 of such award and Mr. Tranter deferred $25,000 of such award.
(2)

Grant of Corporate Goal-Based PBRSUs (see section entitled “Long-Term Incentive Compensation” in the CD&A on page 27 for more information). The PBRSUs vest three years after the grant date (provided the employee remains continuously employed by the Company through such date) and if the Company achieves a specified three-year average return on equity and premium growth for the years 2007-2009.
(3)	The securities underlying the options granted are shares of Common Stock. The options granted become exercisable in 25% increments on the first and second anniversaries of the date of grant, with the remaining 50% becoming exercisable on the third anniversary of the date of grant. The exercise price of such options equals the closing price per share on the NYSE of THG’s Common Stock as of the date of grant. See section entitled “Long-Term Incentive Compensation” in the CD&A on page 27. With respect to Mr. Leahy, all such awards were forfeited in connection with his resignation.
(4)	Grant of restricted stock units pursuant to the IC Deferral Program (see section entitled “Incentive Compensation Deferral and Conversion Program” in the CD&A on page 30 for more information). The amounts reflected in the table represent restricted stock units issued in 2007 in lieu of compensation earned in 2006. A similar program permitted such deferral and conversion of a portion of the 2007 IC Program awards, which was paid in March 2008. Each of Messrs. Eppinger and Tranter participated in that program and on March 7, 2008, Mr. Eppinger was issued 4,539 restricted stock units and Mr. Tranter was issued 669 restricted stock units.
(5)	Grant of individual goal performance-based restricted stock units (see section entitled “CFO Compensation Arrangements” on page 39 for more information). Provided Mr. Bullis remains continuously employed by THG through such date and achieves, to the Committee’s satisfaction, the overall performance goals approved by the Committee, the restricted stock units shall vest and convert into an equivalent number of shares of Common Stock on December 31, 2009.
(6)	Grant of time-based restricted stock units (see section entitled “CFO Compensation Arrangements” on page 39 for more information). All such awards were forfeited in connection with Mr. Leahy’s resignation.
(7)	Threshold amounts indicate payouts in the event certain minimum levels of performance are achieved. If the level of actual performance falls below the minimum payout threshold, no amounts will be paid to the NEO.

CFO Compensation Arrangements

On August 31, 2007, Mr. Parry resigned as the Company’s CFO and was succeeded by Mr. Leahy. Mr. Leahy subsequently resigned on September 17, 2007 and was later succeeded by Mr. Bullis on November 12, 2007. In connection with Mr. Parry’s resignation and the subsequent appointments of Mr. Leahy and Mr. Bullis, the Company entered into the following compensation arrangements:

Retention/Separation Agreement for Mr. Parry

On August 8, 2007, we entered into a Retention/Separation Agreement with Mr. Parry (the “Parry Agreement”). The key terms of the Parry Agreement are as follows:

•	Effective August 31, 2007, Mr. Parry resigned as Executive Vice President and Chief Financial Officer;
•	Mr. Parry agreed to certain provisions regarding confidentiality, non-solicitation of employees, non-disparagement, future cooperation and support, and a general release and covenant not to sue;
•

Mr. Parry received salary continuation payments (an aggregate of $305,769) for thirty (30) weeks and received certain health, welfare and other benefits during this period (having an estimated aggregate value of $7,008);

•	Mr. Parry received a pro-rated portion ($321,000) of his target 2007 IC Program award;
•	Mr. Parry received a $150,000 supplemental “stay” bonus;
•

Mr. Parry’s then existing stock awards remained exercisable up to December 31, 2007. Any stock awards that were not vested or were not otherwise exercised by December 31, 2007, were forfeited by Mr. Parry; and

•	Mr. Parry will receive one year of executive outplacement services (estimated total value: $55,000).

This agreement was provided to induce Mr. Parry to remain with the Company for an extended period beyond what he originally contemplated and to ensure his assistance during the transition period.

Offer Letter for Mr. Leahy

The Company and Mr. Leahy entered into an Offer Letter effective as of July 24, 2007, the material terms of which are as follows:

•	Mr. Leahy’s initial base salary was fixed at $480,000 per year;
•	Effective upon his date of hire, Mr. Leahy was granted the following equity awards under the Company’s 2006 Plan:
•	An option to purchase 44,309 shares of the Company’s Common Stock at $43.21 per share (value equal to approximately $500,000).
•	9,257 restricted stock units (value equal to approximately $400,000).
•	Mr. Leahy’s 2008 Long-Term Incentive Program Award would have a targeted value of 150% of his base salary;
•	Mr. Leahy’s 2008 IC Program award would have a targeted value of 90% of his base salary;
•	Mr. Leahy would participate in the Company’s CIC Plan;
•

In the event Mr. Leahy’s employment was involuntarily terminated without good cause, or he was constructively terminated, within 12 months of his date of hire, Mr. Leahy would be eligible to receive severance compensation equal to up to 12 months’ base compensation plus $200,000; and

•	Mr. Leahy would be eligible to participate in the Company’s benefit programs.

The terms of this letter were negotiated to induce Mr. Leahy to join the Company. On September 17, 2007, Mr. Leahy resigned from the Company. Accordingly, Mr. Leahy forfeited his rights under the agreement, including all stock awards. For more information regarding Mr. Leahy’s stock awards, please see the Grants of Plan-Based Awards Table on page 38.

Offer Letter for Mr. Bullis

The Company and Mr. Bullis entered into an Offer Letter effective as of November 6, 2007, the material terms of which are as follows:

•	Mr. Bullis’s initial base salary was fixed at $480,000 per year;
•	Mr. Bullis was awarded 22,925 individual goal performance-based restricted stock units (value equal to approximately $1,000,000);
•

Mr. Bullis received a $150,000 sign-on bonus in lieu of a pro-rated 2007 Short-Term and Long-Term Incentive Program award. In the event Mr. Bullis voluntarily leaves the Company within 12 months of his date of hire, all or a portion of such sign-on bonus (depending upon the date of resignation) must be repaid to the Company;

•	Mr. Bullis’s 2008 IC Program award target was fixed at 90% of his base salary;
•	Mr. Bullis is eligible to participate in the Company’s CIC Plan; and
•	Mr. Bullis is eligible to participate in the Company’s benefit programs.

With respect to Mr. Bullis’ PBRSUs, provided he remains continuously employed by THG through such date and achieves, to the Committee’s satisfaction, the overall performance goals approved by the Committee, the restricted stock units shall vest and convert into an equivalent number of shares of Common Stock on December 31, 2009. The goals are expected to be within the reasonable control of Mr. Bullis to achieve and are consistent with his annual goals and responsibilities. Accordingly, this award was principally designed to retain Mr. Bullis. For more information regarding Mr. Bullis’ stock awards, please see the Grants of Plan-Based Awards Table on page 38.

The terms of this letter were negotiated to induce Mr. Bullis to join the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for the NEOs regarding outstanding equity awards held as of December 31, 2007. All awards granted prior to May 16, 2006 were issued pursuant to the Company’s Amended Long-Term Stock Incentive Plan (the “1996 Plan”) and all awards granted after May 16, 2006 were issued pursuant to the 2006 Plan.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Frederick H. Eppinger	8/28/03	(3)	300,000		23.58	8/28/13	2/25/05	4,978	(4)	227,992
	2/27/04		150,000		36.88	2/27/14	3/15/05	30,000	(5)	1,374,000
	3/15/05		70,000	70,000	35.86	3/15/15	2/14/06	12,500	(6)	572,500
	2/14/06		25,000	75,000	46.28	2/14/16	2/14/06	18,407	(7)	843,041
	2/23/07			100,000	48.46	2/23/17	3/3/06	3,736	(4)	171,109
							2/23/07				25,000	(8)	1,145,000
							3/9/07	4,263	(4)	195,245
Marita Zuraitis	4/19/04	(3)	100,000		35.98	4/19/14	2/7/05	12,600	(5)	577,080
	2/7/05		24,500	24,500	36.50	2/7/15	2/25/05	1,533	(4)	70,211
	2/23/07			54,250	48.46	2/23/17	2/14/06	10,000	(6)	458,000
							2/14/06	14,725	(7)	674,405
							2/23/07				5,130	(8)	234,954

See page 42 for footnotes.

Outstanding Equity Awards at Fiscal Year-End Table

(continued)

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1)		Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
J. Kendall Huber	3/20/00	(3)	20,000		46.75	3/20/10	(9)	2/7/05		5,400	(5)	247,320
	1/2/02		33,000		44.05	1/2/12		2/25/05		1,499	(4)	68,654
	2/27/04		40,000		36.88	2/27/14		2/14/06		4,000	(6)	183,200
	2/7/05		10,500	10,500	36.50	2/7/15		2/14/06		5,890	(7)	269,762
	2/23/07			20,050	48.46	2/23/17		3/3/06		1,112	(4)	50,930
								2/23/07					1,900	(8)	87,020
Gregory Tranter	7/28/98	(3)	8,000		63.3125	7/28/08	(9)	2/7/05		5,400	(5)	247,320
	2/21/99		10,000		52.0625	2/21/09	(9)	2/25/05		736	(4)	33,709
	2/20/00		12,000		44.56	2/20/10	(9)	2/14/06		4,750	(6)	217,550
	1/2/02		33,000		44.05	1/2/12		2/14/06		6,995	(7)	320,371
	2/27/04		40,000		36.88	2/27/14		2/23/07					2,260	(8)	103,508
	2/7/05		10,500	10,500	36.50	2/7/15		3/9/07		627	(4)	28,717
	2/23/07			23,850	48.46	2/23/17
Eugene M. Bullis	—		—	—	—	—		11/8/07	(3)(10)				22,925		1,049,965
John J. Leahy (11)	—		—	—	—	—		—		—		—	—		—
Edward J. Parry, III (12)	—		—	—	—	—		—		—		—	—		—

(1)	Unless otherwise indicated, all options vest 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, and the remaining 50% vest on the third anniversary of the grant date.
(2)	Based on the value of $45.80 per share, the closing price per share of THG’s Common stock on December 31, 2007.
(3)	Represents off-cycle grant made upon the date of hire of the NEO.
(4)	Restricted stock units (“RSUs”) granted pursuant to the IC Deferral Program (see section entitled “Incentive Compensation Deferral and Conversion Program” in the CD&A on page 30 for more information). Assuming the employee remains continuously employed by the Company through such date, such awards vest on the third anniversary of the grant date and automatically convert into an equal number of shares of THG Common Stock.
(5)

Corporate Goal-Based Performance-Based Restricted Stock Units (“PBRSUs”) granted in 2005. Provided the Company’s property and casualty operations achieve a specified return on equity for the year 2007 and the employee remains continuously employed by the Company, the PBRSUs vest three years from the grant date. The actual PBRSU award may be as low as 0% or as high as 150% of the targeted award, based upon the return on equity actually achieved. On February 7, 2008, the Committee determined (and, with respect to the CEO, such determination was ratified by the CID) that the return on equity for 2007 had been achieved at a level that entitled the holders of the 2005 PBRSUs to 150% of their target award (as shown in the table above). With respect to

Mr. Eppinger, such PBRSUs vested on March 15, 2008 and were converted into an equal number of shares of THG Common Stock. With respect to Ms. Zuraitis and Messrs. Huber and Tranter, such PBRSUs vested on February 7, 2008 and converted into an equal number of shares of THG Common Stock. All, or a portion, of the shares issuable to Mr. Eppinger and Ms. Zuraitis were required to be deferred in order to facilitate deductibility of the value of such awards under Section 162(m) of the Internal Revenue Code.

(6)	Individual Goal-Based PBRSUs granted in 2006. Provided the employee achieved certain pre-established individual goals during 2006 and remains continuously employed by the Company, the 2006 Individual Goal-Based PBRSUs vest on the second anniversary of the grant date. On February 15, 2007, the Compensation Committee determined that each of the NEOs had achieved their respective individual goals. Accordingly, since the individual goals were achieved, such awards vested on February 14, 2008 and automatically converted into an equivalent number of shares of THG Common Stock. All, or a portion, of the shares issuable to Mr. Eppinger and Ms. Zuraitis were required to be deferred in order to facilitate deductibility of the value of such awards under Section 162(m) of the Internal Revenue Code.
(7)	Corporate Goal-Based PBRSUs granted in 2006. Provided that the Company achieved a specified two-year average return on equity for 2006-2007, and the employee remains continuously employed by the Company through such dates, 50% of such PBRSUs vest on the second anniversary of the grant date and the remaining 50% vest on the third anniversary of the grant date. The actual PBRSU award may be as low as 0%, and as high as 175% of the targeted award, based on the average return on equity achieved for the performance period. On February 7, 2008, the Committee determined (and, with respect to the CEO, such determination was ratified by the CID) that the two-year average return on equity for 2006-2007 had been achieved at a level that entitled the holders of the 2006 PBRSUs to 147.25% of their target award (as shown in the table above). Accordingly, on February 14, 2008, 50% of such PBRSUs vested and were automatically converted into shares of THG Common Stock, and provided the NEO remains continuously employed through such date, the remaining 50% will vest on February 14, 2009. All, or a portion, of the shares issuable to Mr. Eppinger and Ms. Zuraitis were required to be deferred in order to facilitate deductibility of the value of such awards under Section 162(m) of the Internal Revenue Code.
(8)	Corporate Goal-Based PBRSUs granted in 2007 (see section entitled “Long-Term Incentive Compensation” in the CD&A on page 27 for more information). Provided the Company achieves a specified three-year average return on equity and premium growth for the years 2007-2009 and the employee remains continuously employed by the Company, the PBRSUs vest three years from the grant date. The actual PBRSU award may be as low as 0% or as high as 150% of the targeted award shown in the table, based upon the return on equity and premium growth actually achieved.
(9)	Options vested 20% annually during each of the first five years following the date of grant.
(10)	Individual Goal-Based PBRSUs. Provided Mr. Bullis remains continuously employed by THG through such date and achieves, to the Committee’s satisfaction, the overall performance goals approved by the Committee, the restricted stock units shall vest and convert into an equivalent number of shares of Common Stock on December 31, 2009.
(11)	All outstanding awards held by Mr. Leahy were forfeited when he resigned on September 17, 2007.
(12)	Pursuant to the terms of the Parry Agreement and the various applicable stock plan documents, all outstanding awards that had not otherwise been exercised by December 31, 2007, were forfeited by Mr. Parry.

Option Exercise and Stock Vested Table

The following table sets forth information for the NEOs regarding the value realized during 2007 by such executives pursuant to (i) option exercises, and /or (ii) shares acquired upon vesting of stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (2)
Frederick H. Eppinger	—	—	56,503	(3)	2,640,325	(3)
Marita Zuraitis	—	—	24,327	(3)	1,091,552	(3)
J. Kendall Huber	20,000	651,200	8,791		408,357
Gregory Tranter	—	—	7,857		366,458
Eugene M. Bullis	—	—	—		—
John J. Leahy	—	—	—		—
Edward J. Parry, III	124,500	989,529	19,791		922,937

(1)	Difference between the fair market value of THG’s Common Stock on the date of exercise and exercise price of the option multiplied by the number of shares acquired.
(2)	Number of shares acquired upon vesting multiplied by the fair market value of THG’s Common Stock on the vesting date.
(3)	Portion of which was required to be deferred by the NEO in order to facilitate deductibility of the value of such awards under Section 162(m) of the Internal Revenue Code.

Pension and Retirement Benefits

Pension Plan

The Company maintains a funded, tax-qualified, noncontributory defined benefit pension plan (the “Pension Plan”) for the benefit of eligible employees. Prior to January 1, 1995, the Pension Plan benefit formula (the “Prior Formula”) was based upon a percentage of each participant’s final average compensation multiplied by his or her years of credited service, to a maximum of 35 years.

Benefits under this formula were generally frozen for all employees as of December 31, 1994 and effective January 1, 1995, the Pension Plan was modified to provide for a cash balance formula (the “Cash Balance Formula”). Each year while this formula was in effect, the Company allocated an amount equal to a percentage of each participant’s eligible compensation (generally, salary and short-term incentive compensation, up to the federal limits) to a separate memorandum account established for each participant. However, effective December 31, 2004, benefits under the Cash Balance Formula were also frozen and future annual allocations to participant memorandum accounts were discontinued. Although future annual allocations have been discontinued, interest based on the GATT rate will continue to be credited to participant memorandum accounts.

The Company also maintains an excess benefit plan, which provides eligible individuals with the difference between the benefits calculated under the Pension Plan (under both the Prior Formula and Cash Balance Formula), without regard to federal limitations and the maximum amount that may be paid from the Pension Plan under federal tax laws (the “Excess Benefit Plan”). Benefits under this unfunded, non-qualified plan were also frozen effective December 31, 2004. Although future annual allocations were discontinued, interest based on the GATT rate will continue to be credited to participant memorandum accounts.

Mr. Parry is the only NEO who has accrued benefits under the Prior Formula. His benefit is payable in full at age 65 or, at Mr. Parry’s election, upon reaching the age of 55 he can receive an early retirement benefit equal to 50% of his full benefit. Each year after age 55 that Mr. Parry delays retirement, the benefit increases until he reaches age 65.

Prior to January 1, 2008, Cash Balance Formula benefits (both qualified and excess) were subject to five year graded vesting. Effective January 1, 2008, however, and pursuant to regulations adopted in connection with the Pension Protection Act of 2006, all eligible participants (including the NEOs) became fully vested. Participants may elect to receive benefits under the Cash Balance Formula at any time following termination of employment as either a one-time lump sum or as an annuity. Various annuity forms of payment are available and are calculated using a reasonable actuarial basis. Ms. Zuraitis, Mr. Bullis and Mr. Leahy will receive no benefits under the Pension Plan (under either the Prior Formula or the Cash Balance Formula) or Excess Benefit Plan since all benefits were frozen prior to their eligibility to participate.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)(3)	Payments During Last Fiscal Year ($)
Frederick H. Eppinger	Pension Plan	—	10,426	—
	Excess Benefit Plan	—	3,728	—

Marita Zuraitis	—	—	—	—

J. Kendall Huber	Pension Plan	—	38,574	—
	Excess Benefit Plan	—	65,649	—

Gregory Tranter	Pension Plan	—	49,593	—
	Excess Benefit Plan	—	50,993	—

Eugene M. Bullis	—	—	—	—

John J. Leahy	—	—	—	—

Edward J. Parry, III	Pension Plan	15.6	119,686	—
	Excess Benefit Plan	15.6	205,688	—

(1)	“Credited Service,” as shown in the Pension Benefits Table, only applies to the frozen Prior Formula benefits.
(2)

The “Present Value of Accumulated Benefit” included in the Pension Benefits Table above is based upon a measurement date of December 31, 2007. Accordingly, all calculations utilize memorandum accounts and frozen Prior Plan Formula benefits (with respect to Mr. Parry only), both qualified and excess, as of the same date. The results shown are estimates only and actual benefits will be based upon data, form of benefit elected and age at the time of retirement. The primary assumptions used in the calculations are based on the FAS 87 assumptions as of the measurement date. Specifically, the Present Value of Accumulated Benefit calculations utilize an interest crediting rate of 5.00% to project the memorandum accounts from the measurement date to commencement date, a rate of 6.375% to discount expected future qualified plan benefit payments, a rate of 6.25% to discount expected future non-qualified plan benefit payments, both

Prior Plan annuities and Cash Balance lump sums, from the payment date to the measurement date, and a post-commencement life expectancy assumption based upon the RP-2000 Combined Healthy Participant Mortality Table projected 8 years with Scale AA. Other assumptions used in the calculations are based on our understanding of the disclosure regulations. In particular, participants are assumed to commence benefits at age 65, which is the normal retirement age defined in all plans. Also, no turnover (e.g. death, disability, termination, retirement) is assumed prior to age 65. Further, all participants are assumed to elect a life annuity at commencement under the Prior Plan Formula and all participants are assumed to elect lump sum at commencement under the Cash Balance Formula.

(3)	As of December 31, 2007, Mr. Eppinger was 75% vested in the Pension Plan and the Excess Benefit Plan and Messrs. Parry, Huber and Tranter were 100% vested in such plans.

401(k) Plan

The Company maintains The Hanover Insurance Group Retirement Savings Plan, which is a 401(k) retirement savings plan (the “401(k) Plan”). The 401(k) Plan provides a 100% match on the first 5% of eligible compensation deferred to the 401(k) Plan, and a Company contribution of 3% of eligible compensation, regardless of whether or not a participant defers compensation to the 401(k) Plan, provided that the participant is employed by the Company on the last day of that year. Eligible compensation generally consists of salary and cash bonus, up to the federal limits for qualified 401(k) plans, which was $225,000 for 2007 and will be $230,000 for 2008 (excluding so-called “catch-up contributions,” which are not eligible to be matched).

Non-Qualified Retirement Savings Plan

In connection with the 401(k) Plan, the Company also maintains the Non-Qualified Retirement Savings Plan, which provides for eligible employees of the Company, including each of the NEOs, a (i) 5% additional employer contribution on total eligible compensation in excess of federal limits (contingent upon satisfaction of maximum contributions to the 401(k) Plan), and (ii) 3% employer contribution on total eligible compensation in excess of the federal limits. Amounts deferred are credited with interest based on the GATT rate. This plan is unfunded and non-qualified. A participant’s benefits are payable upon the earliest to occur of death, retirement or termination from the Company. The table below sets forth certain information regarding NEO participation in the Non-Qualified Retirement Savings Plan during 2007:

Name	Executive Contributions in 2007 ($)	Registrant Contributions in 2007 (1)($)	Aggregate Earnings in 2007 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2007 (3)($)
Frederick H. Eppinger	—	62,000	17,471	—	466,146
Marita Zuraitis	—	98,511	6,250	—	245,909
J. Kendall Huber	—	58,800	8,686	—	257,438
Gregory Tranter	—	40,363	2,436	—	97,526
Eugene M. Bullis	—	—	—	—	—
John J. Leahy	—	—	—	—	—
Edward J. Parry, III	—	109,280	9,366	—	326,548

(1)

Represents contributions made by the Company in 2008 with respect to eligible 2007 compensation. Such amounts are included in the All Other Compensation Column of the Summary Compensation Table. On March 1, 2007, contributions with respect to eligible 2006 compensation were made to the NEOs in the following amounts: $80,197 for Mr. Eppinger; $45,446 for Ms. Zuraitis; $26,111 for Mr. Huber; $16,031 for Mr. Tranter; and $46,646 for Mr. Parry.
(2)	Represents interest accrued on the aggregate amount in the Non-Qualified Retirement Savings Plan attributable to the NEO. Amounts set forth in this column are not included in the Summary Compensation Table.
(3)	Includes Company contributions made in 2008 as if such contributions were made on December 31, 2007. Balance attributable to Executive and Registrant contributions have been reported as compensation for the NEO in the Summary Compensation Table for the applicable years.

IC Deferral Program

The Company has established a Deferral and Conversion Program (the “IC Deferral Program”) that permits certain officers of the Company to defer and convert a portion of their IC Program award (not to exceed the greater of $50,000 or 20% of base salary) into a number of restricted stock units determined based on the fair market value of the underlying shares at the time such compensation would otherwise have been paid. An additional grant of restricted stock units is made on the conversion date having a fair market value equal to 15% of the deferred and converted incentive compensation award amount (the “Additional Shares”). Such restricted stock units convert into shares of Common Stock upon vesting, which is three years after the date of grant. In the event the officer is not continuously employed by the Company through the vesting date, then all such restricted stock units are forfeited, although the Company will pay the officer for the amount of incentive compensation initially deferred and converted, plus interest, compounded annually, at the GATT rate. These restricted stock units do not have voting rights, but do carry deferred dividend equivalency rights to the extent dividends are declared on the underlying shares of Common Stock. See “Potential Payments Upon Termination or Change In Control” below for vesting provisions in the event of a change in control of the Company. The table below sets forth certain information regarding NEO participation in the IC Deferral Program during 2007:

Name	Executive Contributions in 2007 (1)($)	Registrant Contributions in 2007 (1)($)	Aggregate Earnings in 2007 ($)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at December 31, 2007 ($)(4)
Frederick H. Eppinger	170,000	25,500	(2)	68,278	603,608
Marita Zuraitis	—	—	(2)	—	71,730
J. Kendall Huber	—	—	(2)	68,278	121,849
Gregory Tranter	25,000	3,750	(2)	25,848	63,405
Eugene M. Bullis	—	—	—	—	—
John. J. Leahy	—	—	—	—	—
Edward J. Parry, III	—	—	(2)	68,278	—

(1)	Executive and Registrant contributions made on March 9, 2007 with respect to the deferral of portions of their 2006 IC Program awards. Such amounts were immediately converted into a number of restricted stock units based upon the fair market value of THG’s Common Stock as of the date the deferred amounts were otherwise payable to the NEO. The Registrant Contributions relate to the Additional Shares. The portion of the compensation expense recognized by the Company in 2007 pursuant to FAS 123(R) is included in the Stock Awards column of the Summary Compensation Table.
(2)

Executive and Registrant contributions are immediately converted into restricted stock units. The value of such units, therefore, varies depending on the value of THG’s Common Stock. The closing price per share of THG’s Common Stock on January 3, 2007 (the first trading day of 2007) as reported on the NYSE was $49.11. The closing price per share of THG’s Common Stock on December 31, 2007 as reported on the NYSE was $45.80. Additionally, the restricted stock units accrue, to the extent declared on the underlying shares of THG Common Stock, deferred dividend equivalents (plus interest thereon at the GATT rate). In 2007, the Company paid a cash dividend of $0.40 per share. Aggregate earnings in 2007 are not reported in the Summary Compensation Table.

(3)	On March 5, 2007, the restricted stock units issued pursuant to this program in 2004 vested and converted into THG Common Stock. The value in the table reflects the number of shares issued times the closing price per share ($44.86) on the vesting date, plus the amount of accrued dividend equivalents (plus accrued interest). With respect to Mr. Eppinger, a portion of the shares issuable were required to be deferred.
(4)	Equals the number of outstanding restricted stock units issued to the NEO pursuant to the IC Deferral Program times $45.80, the closing price per share of THG’s Common stock on December 31, 2007, plus the amount of accrued deferred dividend equivalents (plus accrued interest) as of December 31, 2007. For information regarding the individual grants of restricted stock units which are included in the calculation of the amounts set forth in this column, see the Outstanding Equity Awards at Fiscal Year-End Table beginning on page 41. Balance attributable to Executive contributions has been reported as compensation for the NEO in the Summary Compensation Table for the applicable years. Balance attributable to Registrant contributions has been reported as compensation for the NEO in the Summary Compensation Table for the applicable years to the extent the FAS 123R expense of such award was disclosed.

Potential Payments upon Termination or Change in Control

Overview

The information provided in the tables below reflects the amount of incremental compensation required to be paid to each NEO in the event of a change in control of THG, or a termination of the NEO. For purposes of the quantitative disclosure, we have assumed that the triggering event(s) took place on December 31, 2007, and that the price per share of our Common Stock on such date was $45.80 (the closing price per share of our Common Stock on the NYSE on the last trading day of the year). Due to the number of factors that affect the nature and amount of benefits provided upon the occurrence of such events, actual amounts paid or distributed may be different from the amounts disclosed below. Factors that could affect the actual amounts paid include:

•	the timing during the year of such event;
•

the Company’s performance against certain financial and/or business objectives established for funding the IC Program or otherwise applicable to the determination of the level of payment and/or vesting of outstanding, but unvested, stock awards;

•	the NEO’s performance generally, and against pre-established performance metrics applicable to such NEO’s IC Program award and outstanding, but unvested, stock awards; and
•	the Company’s stock price as of the date of such event.

Specifically excluded from the information and tables below are (i) payments for any amounts already earned by the NEO which are not contingent upon the occurrence of the triggering event(s) (i.e., vested stock awards (see Outstanding Equity Awards at Fiscal Year-End on page 41 for more information), vested balances in the Company’s 401(k) Plan, Non-Qualified Retirement Savings Plan, and Pension Plans (for more information see section entitled Pension and Retirement Benefits beginning on page 44), prior contributions to, and interest accrued on account balances in, deferred compensation plans, accrued but unused vacation, salary earned through the date of termination, etc.), and (ii) payments pursuant to Company benefit plans that are generally available to all salaried employees of THG and do not discriminate in scope or terms of operation in favor of our NEOs (e.g., term life insurance).

Under the Company’s Stock Plans (defined below), and certain agreements issued pursuant to such plans, employees who terminate employment while “retirement-eligible” may receive certain acceleration and/or pro-rated vesting of unvested stock awards. Since, as of December 31, 2007, none of our NEOs are “retirement-eligible,” the tables below do not address this benefit.

As discussed in further detail below, certain benefits to our NEOs under the CIC Plan are triggered only in the event of a Change in Control (defined below) and the subsequent occurrence of a termination, constructive termination or voluntary termination in the 13th month following the Change in Control. The tables below assume both a Change in Control and the occurrence of a termination event effective as of December 31, 2007.

Termination Other Than as a Result of a Change in Control

Except as otherwise described below, the Company has no obligations to provide severance benefits (except as may otherwise be required by law) to any NEO in the event such NEO is terminated other than in connection with a change in control.

Eppinger Offer Letter

Pursuant to Mr. Eppinger’s offer letter, dated August 14, 2003, in the event he is involuntarily terminated (other than for cause or in the event of a change in control), Mr. Eppinger will receive a lump sum payment equal to his base salary and target IC Program award. As a condition to Mr. Eppinger’s employment and eligibility to receive the severance payments under his offer letter, Mr. Eppinger agreed to certain (i) non-disclosure obligations which survive his employment with THG indefinitely, (ii) non-hire/non-solicitation obligations that remain in effect for a period of two years following his termination, and (iii) non-competition provisions that remain in effect for a period of up to one year following his termination. In addition, to receive the severance benefits, Mr. Eppinger must execute a general release in favor of THG. In the event of a termination without cause (as defined in the offer letter), Mr. Eppinger can elect not to receive his severance payments, in which case he would not be subject to the non-competition provision.

Leahy Offer Letter

Pursuant to Mr. Leahy’s offer letter executed on July 24, 2007, in the event he was involuntarily or constructively terminated (other than for cause or pursuant to a change in control) during his first year of employment, Mr. Leahy would have been entitled to a severance payment in an amount up to 12 months base compensation plus $200,000. On September 17, 2007, Mr. Leahy resigned from the Company. Accordingly, Mr. Leahy received no payment pursuant to this severance provision and all rights under the agreement were terminated.

Parry Retention/Separation Agreement

Pursuant to the Parry Agreement, in connection with Mr. Parry’s August 31, 2007 resignation, he received the following compensation:

•	Salary continuation payments (an aggregate of $305,769) for thirty (30) weeks and certain health, welfare and other benefits during this period (having an estimated aggregate value of $7,008);
•	Pro-rated portion ($321,000) of his target 2007 IC Program award;
•	$150,000 supplemental “stay” bonus;
•

Mr. Parry’s then existing stock awards remained exercisable up to December 31, 2007. Any stock awards that were not vested or were not otherwise exercised by December 31, 2007, were forfeited by Mr. Parry; and

•	Mr. Parry will receive one year of executive outplacement services (estimated total value: $55,000).

Stock Plans

Pursuant to the 1996 Plan and 2006 Plan (collectively, the “Stock Plans”) and certain stock award agreements issued thereunder, holders of stock awards, including the NEOs, may be entitled to accelerated or pro-rated vesting of their awards in the event the holder dies or is disabled prior to the vesting date. Disability, for these purposes, is as defined in the Company’s then current long-term disability plan. The value of such accelerated or pro-rated vesting as it applies to the NEOs is set forth in detail in the tables below.

Change in Control

THG’s CIC Plan outlines the potential benefits certain key executives could receive upon a change in control of the Company. In the event of a Change in Control (defined below) of the Company and subsequent involuntary or constructive termination of a participant within a two-year period after the Change in Control, or voluntary termination by a Tier 1 participant in the 13th month after a Change in Control, the CIC Plan authorizes the payment of specified benefits to eligible participants. These include a lump-sum cash payment equal to a multiplier (the “Multiplier”) (defined below) times the sum of a participant’s applicable base salary and target IC Program award and the amount that otherwise would have been credited under the Company’s 401(k) Plan and Non-Qualified Retirement Savings Plan for the year in which the employee was terminated. Additionally, the CIC Plan provides for continued coverage under the health and welfare benefit plans sponsored by the Company and its affiliates, payment of an amount equal to the participant’s target IC Program award pro-rated for service performed in the year of termination, and outplacement services. Participants are also entitled to a gross-up payment when the Change in Control payment or other benefit under the plan is subject to the excise tax imposed by section 4999 of the Internal Revenue Code.

The following chart provides participation Tiers for all NEOs.

Participant	Tier	Multiplier
Mr. Eppinger	1	3X
Ms. Zuraitis	1	3X
Mr. Huber	1	3X
Mr. Tranter	2	2X
Mr. Bullis	3	1X

For purposes of the CIC Plan, a Change in Control is defined as follows: (i) a change in the composition of the Board of Directors such that the Incumbent Directors (as defined in the CIC Plan) at the beginning of any consecutive twenty-four month period cease to constitute a majority of the Board; (ii) subject to certain exceptions, any person or group is or becomes the beneficial owner of 35% or more of the Company’s voting stock outstanding; (iii) a merger or consolidation of the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the merger or consolidation own more than 50% of the total voting stock of the successor corporation or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the merger or consolidation; (iv) the approval by shareholders of a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the approval by shareholders of a plan of liquidation or dissolution of the Company.

Additionally, pursuant to the CIC Plan, the Stock Plans and certain stock award agreements issued thereunder, in the event of a Change in Control, holders of stock awards, including the NEOs, may be entitled to accelerated or pro-rated vesting of their awards, or in certain circumstances, to a “cash-out” payment for such awards. The value of such accelerated or pro-rated vesting and/or “cash-out” payment applicable to stock awards held by NEOs is set forth in detail in the tables below.

The definition of “change in control” in the Stock Plans is substantially consistent with the definition in the CIC Plan, except that pursuant to the 1996 Plan a “change in control” (i) does not include approval by shareholders of a plan of liquidation or dissolution of the Company, and (ii) is triggered by merger or consolidation of the Company (requiring shareholder approval), unless the shareholders immediately prior to the merger or consolidation own more than 50% of the total voting stock of the successor corporation and a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the merger or consolidation.

Prior to receiving any benefits under the CIC Plan, the participant must execute certain waivers and releases in favor of the Company. In addition, in order to be eligible to participate in the plan, participants must agree to certain non-solicitation provisions regardless of whether or not they ever receive benefits thereunder. For more information, see section entitled “Non-Solicitation Agreements” on page 55.

Potential Payments Upon Termination or Change in Control Tables

Benefit	Frederick H. Eppinger
	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$1,870,000	$5,610,000
Cash Incentives (2)	$—	$—	$—	$—	$—	$1,020,000
Equity
Unvested Restricted Stock Units (3)	$2,669,865	$1,772,552	$—	$—	$—	$3,114,766
Unvested Restricted Stock Units Issued Pursuant to the IC Deferral Program (4)	$—	$—	$—	$—	$—	$78,032
Unexercisable Options (5)	$695,800	$695,800	$—	$—	$—	$695,800
Other Benefits
Pension Plan (6)	$4,345	$4,345	$—	$—	$—	$—
Health & Welfare (7)	$—	$—	$—	$—	$—	$70,773
Outplacement (8)	$—	$—	$—	$—	$—	$55,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (9)	$—	$—	$—	$—	$—	$240,000
Excise Tax Gross-Ups (10)	$—	$—	$—	$—	$—	$2,746,464

TOTAL	$3,370,010	$2,472,697	$—	$—	$1,870,000	$13,630,835

Benefit	Marita Zuraitis
	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$—	$3,135,000
Cash Incentives (2)	$—	$—	$—	$—	$—	$495,000
Equity
Unvested Restricted Stock Units (3)	$1,475,264	$997,203	$—	$—	$—	$1,776,261
Unvested Restricted Stock Units Issued Pursuant to the IC Deferral Program (4)	$—	$—	$—	$—	$—	$16,443
Unexercisable Options (5)	$227,850	$227,850	$—	$—	$—	$227,850
Other Benefits
Health & Welfare (7)	$—	$—	$—	$—	$—	$59,541
Outplacement (8)	$—	$—	$—	$—	$—	$55,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (9)	$—	$—	$—	$—	$—	$349,533
Excise Tax Gross-Ups (10)	$—	$—	$—	$—	$—	$1,522,361

TOTAL	$1,703,114	$1,225,053	$—	$—	$—	$7,636,989

See page 54 for footnotes.

Benefit	J. Kendall Huber
	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$—	$2,073,750
Cash Incentives (2)	$—	$—	$—	$—	$—	$296,250
Equity
Unvested Restricted Stock Units (3)	$603,965	$394,521	$—	$—	$—	$725,014
Unvested Restricted Stock Units Issued Pursuant to the IC Deferral Program (4)	$—	$—	$—	$—	$—	$16,917
Unexercisable Options (5)	$97,650	$97,650	$—	$—	$—	$97,650
Other Benefits
Health & Welfare (7)	$—	$—	$—	$—	$—	$53,736
Outplacement (8)	$—	$—	$—	$—	$—	$55,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (9)	$—	$—	$—	$—	$—	$230,400
Excise Tax Gross-Ups (10)	$—	$—	$—	$—	$—	$938,863

TOTAL	$701,615	$492,171	$—	$—	$—	$4,487,580

Benefit	Gregory Tranter
	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$—	$1,120,000
Cash Incentives (2)	$—	$—	$—	$—	$—	$210,000
Equity
Unvested Restricted Stock Units (3)	$672,527	$468,626	$—	$—	$—	$814,645
Unvested Restricted Stock Units Issued Pursuant to the IC Deferral Program (4)	$—	$—	$—	$—	$—	$11,459
Unexercisable Options (5)	$97,650	$97,650	$—	$—	$—	$97,650
Other Benefits
Health & Welfare (7)	$—	$—	$—	$—	$—	$26,278
Outplacement (8)	$—	$—	$—	$—	$—	$55,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (9)	$—	$—	$—	$—	$—	$116,726

TOTAL	$770,177	$566,276	$—	$—	$—	$2,451,758

See page 54 for footnotes.

Benefit	Eugene M. Bullis
	Death	Disability	For Cause	Voluntary	Without Cause	Change in Control
Cash Severance (1)	$—	$—	$—	$—	$—	$912,000
Cash Incentives (2)	$—	$—	$—	$—	$—	$432,000
Equity
Unvested Restricted Stock Units (3)	$70,898	$560,455	$—	$—	$—	$70,898
Other Benefits
Health & Welfare (7)	$—	$—	$—	$—	$—	$14,240
Outplacement (8)	$—	$—	$—	$—	$—	$55,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (9)	$—	$—	$—	$—	$—	$72,960

TOTAL	$70,898	$560,455	$—	$—	$—	$1,557,098

(1)	Pursuant to the CIC Plan, in the event of a change in control (and a subsequent termination event, as described above), each NEO is entitled to a lump sum severance payment equal to their Multiplier times the sum of their applicable annual base salary plus target IC Program award. Pursuant to Mr. Eppinger’s offer letter, in the event he is terminated (other than for cause or as a result of a change in control), he is entitled to a lump sum severance payment equal to one times his current annual base salary plus target IC Program award, provided he agrees to a one-year non-compete agreement and other restrictions.
(2)	Payment of target IC Program award earned in 2007, pro-rated for the period prior to the change in control (amount above assuming full year payout at target). In the event of death, disability, or an involuntary termination (other than for cause) occurring after December 31, 2007, each NEO remains eligible for an award under the 2007 IC Program, but payment is at the discretion of the Compensation Committee. Each NEOs’ 2007 IC Program award was earned and paid in March 2008. See the Summary Compensation Table on page 35 for more information.
(3)	Value of unvested PBRSUs granted in 2005, 2006 and 2007 (see Outstanding Awards at Fiscal Year-End Table beginning on page 41 for more information). These values are based upon the full value of such shares based on the closing price per share of THG’s Common Stock on December 31, 2007 as reported on the NYSE ($45.80).

Death and Disability. In the event of a NEO’s death, a pro-rated portion of the PBRSUs vest, but only if the performance goals have been achieved. In the event an NEO is terminated due to disability, the 2005 PBRSUs are forfeited, a pro-rated portion of the 2006 PBRSUs vest (assuming the performance goals are achieved) and a pro-rated portion of the 2007 PBRSUs vest (assuming the performance goals are achieved) with one year additional vesting credit given to the participant. Values in the table above assume that the performance goals for all such PBRSUs were achieved at target level, except with respect to the 2005 and 2006 Corporate Goal-based PBRSUs, which were based upon the actual achievement level of 150% and 147.25% of their target award, respectively.

Change in Control. In the event of a change in control, (i) the 2006 Individual-Goal PBRSUs fully vests, (ii) the 2005 PBRSUs and 2006 Corporate-Goal Based PBRSUs fully vest at the actual achievement level of 150% and 147.25% of their target, respectively, and (iii) a pro-rated portion of 2007 PBRSUs vest based upon target level achievement.

(4)

Restricted Stock Units issued pursuant to the Company’s IC Deferral Program (see Outstanding Awards at Fiscal Year-End Table beginning on page 41 and section entitled IC Deferral Program on page 47 for more information). In the event the NEO is terminated for any reason, other than as a result of a change in control, the RSUs are forfeited. In the event of a change in control, such RSUs fully vest (unless, with respect to the 2005 and 2006 RSUs, such RSUs are assumed by the successor entity). Amount shown in the table above reflects the difference between the value of fully vested RSUs (value of underlying shares as of December 31, 2007 plus deferred dividend equivalents and accrued interest) and the amount of cash originally deferred by the NEO (plus accrued interest).

(5)	Value of all unvested stock options. Represents intrinsic value (difference between fair market value of THG Common Stock and exercise price of the option multiplied by the number of unvested options). For options granted under the 1996 Plan, in the event of a termination due to death or disability, all unvested stock options would automatically vest. In the event of a change in control, all unvested options would vest and be settled in cash.
(6)	Actuarial equivalent value of the unvested account balance under the Pension Plan and Excess Benefit Plan. Under a termination due to death or disability, benefits are immediately vested.
(7)	Represents the estimated value of continued health and dental benefits and life and disability insurance based upon 2007 salary levels and 2008 benefit costs (for a number of years equal to the NEO’s Multiplier). All such benefits terminate in the event the NEO obtains other employment that provides the NEO with group health benefits.
(8)	Represents the estimated cost of outplacement services.
(9)	Represents a lump sum payment equal to the NEO’s Multiplier times the amount which would be credited for 2007 to the NEO’s account balances under the 401(k) Plan and the Non-Qualified Retirement Savings Plan, based upon the higher of the NEO’s 2006 or annualized 2007 eligible compensation.
(10)	Upon a change in control, each NEO may be subject to certain excise taxes under Section 4999 of the Internal Revenue Code which would not otherwise apply. THG has agreed to reimburse the affected NEOs for those excise taxes which would not otherwise apply, as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 4999 excise tax. The Company does not otherwise pay ordinary federal or state income taxes on any amounts payable to a NEO as a result of events which trigger payments reflected in this table.

Non-Solicitation Agreements

All of the NEOs are subject to various non-solicitation agreements with the Company. These arrangements generally provide that, during employment and for a period of either one or two years after termination, the executive officer will not recruit or solicit, attempt to induce, or assist or encourage others to recruit or solicit, any employee, agent or broker of the Company to terminate employment with the Company. These arrangements also generally prohibit the NEOs from soliciting the business or patronage of any policyholders or existing or prospective clients, customers or accounts of the Company that were contacted, solicited or served while the NEO was employed by the Company. Finally, in some cases, these arrangements also provide that all proprietary information relating to the Company’s business and all software, works of authorship and other developments created during employment by the Company are the sole property of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of our Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Such persons are required by SEC regulations to provide to THG copies of all their Section 16(a) filings. Based solely on a review of the forms furnished to THG and written representations from THG’s executive officers and directors, THG believes that during 2007 THG’s executive officers and directors fully complied with all Section 16(a) filing requirements, except that (i) one report covering two transactions for Mr. Angelini was filed late, and (ii) one report covering one transaction for Bryan Allen, Vice President, Chief Human Resources Officer was filed late, each due to administrative oversight.

HOUSEHOLDING INFORMATION

Some brokers and nominees may be participating in the practice of “householding” proxy statements, annual reports and Notices of Internet Availability of Proxy Materials. This means that only one copy of our Proxy Statement, our Annual Report on Form 10-K or our Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any of the documents to you if you call 1-800-407-5222 or write to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). If you want to receive separate copies of our Annual Report, Proxy Statements and/or Notice of Internet Availability of Proxy Materials in the future, or are receiving multiple copies at your household and would like to receive only one copy for your household, you should contact your broker or nominee, pursuant to SEC rules, or our Investor Relations department.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company employs a brother of Ms. Zuraitis, who received compensation (salary, bonus and grant date fair value of equity awards) of approximately $245,000 in 2007. Ms. Zuraitis was not involved in the recruiting or hiring of this family member, or in any decisions affecting his individual compensation. His compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

Prior to being hired by THG, Mr. Leahy served as Executive Vice President and Chief Financial Officer of Keane, Inc. (formerly NYSE: KEA) (“Keane”), a Boston-based business and IT services firm, and served as interim President and Chief Executive Officer during much of 2006. The Company and Keane are parties to a certain Master Agreement for Outsourcing and Related Services dated January 1, 2007 (the “Keane Agreement”) pursuant to which Keane provides outsourcing and related services to the Company and its affiliates. From January 1, 2007 to July 24, 2007 (the date Mr. Leahy signed his offer letter to join the Company) payments made to Keane for services rendered under the Keane Agreement amounted to approximately $11,000,000. Mr. Leahy resigned from the Company on September 17, 2007.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain without charge a copy of THG’s Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the SEC pursuant to the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2007, by calling 1-800-407-5222 or by writing to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). The information is also available on the Company’s web site at www.hanover.com, under “Investors-SEC Filings.”

OTHER MATTERS

Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS

Proposals submitted by shareholders of THG must be received by the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, Massachusetts 01653 on or before December 2, 2008, to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials relating to the 2009 Annual Meeting of Shareholders.

Any shareholder proposal to be considered at the Company’s 2009 Annual Meeting of Shareholders, but not included in the proxy materials, must be submitted to the Company’s Corporate Secretary by February 15, 2009, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to shareholder proposals submitted prior to February 15, 2009, unless the proponent otherwise complies with the requirements of the SEC’s Rule 14a-4 or Rule 14a-8.

DATED at Worcester, Massachusetts this 1st day of April 2008.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

ANNEX 1

Excerpt from THG’s Corporate Governance Guidelines

Relating to Director Independence Standards

A majority of the directors will be independent, and each year the Board will affirmatively determine that each such independent director has no material relationship with the Company. That determination will be set forth in our proxy statement. When evaluating the independence of each of the Company’s directors, the Board will broadly consider all relevant facts and circumstances that may bear on that director’s independence. The Board has adopted the following categorical standards to assist it in determining the independence of Board members, which include those standards established by the New York Stock Exchange for its listed companies.

A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director’s immediate family member for service as an employee of the Company (other than an executive officer) will not be considered in determining independence under this test.

•

(i) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For the purposes of these guidelines, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but excluding anyone who is no longer an immediate family member as a result of legal separation, divorce, or death or incapacitation.

If the Company makes charitable contributions to any tax exempt organization in which a director of this Company serves as an executive officer, the Board will consider the materiality of the relationship if the amount paid to the tax exempt organization exceeds the greater of $1 million, or 2% of such organization’s consolidated gross revenues.

Directors have an affirmative obligation to inform the Board of any circumstances or relationships that may impact their designation by the Board as “independent”, including any material changes in such circumstances or relationships.

A-1

09668 (Rev. 4/08)

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 13, 2008.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/thg • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Vote by telephone

•        Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•      Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

ê IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Company Proposals — The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposal 2.

1.	To elect the following nominees to the Board of Directors each to serve for a three-year term expiring in 2011:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - David J. Gallitano	☐	☐	☐	02 - Wendell J. Knox	☐	☐	☐	03 - Robert J. Murray	☐	☐	☐

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of The Hanover Insurance Group, Inc. for 2008.	For ☐	Against ☐	Abstain ☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2008 Annual Meeting of Shareholders

The Hanover Insurance Group, Inc.

Tuesday, May 13, 2008, 9:00 a.m.

440 Lincoln Street, Worcester, MA

Directions To The Hanover

From Boston.

Follow the Mass Pike west to exit 11A.

•      Follow Rte. 495 north to exit 25.

•      Take Interstate 290 west to exit 20.

•      Turn right onto Lincoln Street.

The Hanover is on your left.

From New Hampshire And Northeastern Massachusetts.

Follow Route 495 south to exit 25.

•      Take Interstate 290 west to exit 20.

•      Turn right onto Lincoln Street.

The Hanover is on your left.

From Connecticut And Western Massachusetts.

Follow the Mass Pike east to exit 10.

•      Proceed along Interstate 290 east to exit 20. Stay to the right when exiting.

•      At the end of the exit ramp, proceed through one set of traffic lights to a second set of lights.

•      Turn left onto Lincoln Street and drive approximately one-quarter mile.

The Hanover is on your left.

Where To Park.

Parking is available at The Hanover’s front entrance on Lincoln Street. All visitors are requested to enter the main lobby and register with the receptionist upon arrival.

ê IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

Proxy — The Hanover Insurance Group, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 13, 2008

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Annual Meeting of Shareholders and the Proxy Statement (the “Proxy Statement”), hereby appoint(s) Frederick H. Eppinger and J. Kendall Huber and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. (the “Company”) to be held May 13, 2008, and all adjournments thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may come before the Meeting.

For the participants in The Hanover Insurance Group Retirement Savings Plan and The Allmerica Financial Agents’ Retirement Plan (together, the “Plans”), this Proxy Card will constitute voting instructions to the Trustee under the Plans. As a participant in the Plans, the undersigned understands that, in accordance with the terms of the Plans, these instructions shall be held in the strictest confidence by the Trustee and shall not be divulged or released to any person, including officers or employees of the Company. These instructions will be followed as directed. Shares held in the Plans for which no participant instructions are received by the Trustee will not be voted. Participant instructions received by the Trustee after May 8, 2008, may not be counted.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the Meeting, and (ii) with respect to the election of any substitute nominees designated by the Board of Directors in the event that any of the nominees are unavailable to serve. The Proxy when properly executed will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Your vote is important. Please vote your proxy today.